Exhibit 10.29

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MASTER SERVICES AGREEMENT*

BY AND BETWEEN

LEVI STRAUSS & CO.

AND

WIPRO LIMITED

NOVEMBER 7, 2014

*

Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked with [****]*.

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TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1
	1.1	Definitions	1
	1.2	Interpretation	1
	1.3	Order of Precedence	1
2.	TERM		2
	2.1	Initial Agreement Term	2
	2.2	Renewal and Extension	2
3.	SERVICES		2
	3.1	Scope of Services	2
	3.2	Commencement of Services	3
	3.3	Increase or Decrease in Services	3
	3.4	Non-Exclusivity	3
	3.5	Affiliates and Service Recipients	3
	3.6	Resources	3
	3.7	Standards and Policies	3
	3.8	Supplier Consents	3
	3.9	LS&Co. Consents	4
4.	COMPLIANCE		4
	4.1	Governmental Approvals	4
	4.2	Compliance with Laws	4
	4.3	Changes in Law	4
	4.4	Cooperation with Regulators	5
	4.5	Business Conduct and Anti-Bribery	5
	4.6	Performance Under Third Party Contracts	6
5.	TRANSITION; ACQUISITIONS AND DIVESTITURES; COOPERATION		6
	5.1	Transition Services	6
	5.2	Transition Managers	6
	5.3	Transition Milestones	6
	5.4	Employee Transfers	7
	5.5	New Entities and Divestitures	7
	5.6	Cooperation with Third Parties	7
6.	NEW SERVICES		8
	6.1	New Services	8
	6.2	Charges for New Services	8
	6.3	Terms for New Services	8
7.	LS&CO. RESOURCES AND FACILITIES		9
	7.1	Systems	9
	7.2	LS&Co. Equipment	9
	7.3	LS&Co. Facilities; Permitted Areas	9
8.	SERVICE LEVELS AND REPORTS		10
	8.1	Service Levels	10
	8.2	Knowledge Sharing	10
	8.3	Service Reports	10

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9.	SERVICE LOCATIONS		10
	9.1	Service Locations	10
	9.2	Safety and Security Procedures	11
10.	GOVERNANCE		11
	10.1	LS&Co. Governance Executive	11
	10.2	Supplier Governance Executive	11
	10.3	Governance Meetings	11
	10.4	Operations Manual	11
	10.5	Changes; Change Management Process	11
	10.6	Contract Change Process	12
11.	SUPPLIER DELIVERY ORGANIZATION		12
	11.1	Key Supplier Personnel	12
	11.2	Supplier Staff; Training and Skills; Removal; Confidentiality	13
	11.3	Background Checks	13
	11.4	Blocked Person Certification	13
	11.5	Conduct of Supplier Personnel	13
	11.6	Assignment to Competitors	14
	11.7	Subcontractors	14
	11.8	Non-Solicitation	14
	11.9	Co-Employment	15
12.	PROPRIETARY RIGHTS		15
	12.1	Ownership of Background Technology and Derivative Works	15
	12.2	LS&Co. Software	15
	12.3	LS&Co. Data	15
	12.4	Supplier Software	15
	12.5	Commissioned Materials	16
	12.6	LS&Co.-Owned Materials	16
	12.7	Further Assurances	16
	12.8	LS&Co. Marks	17
13.	DATA		17
	13.1	Correction and Reconstruction	17
	13.2	Provision of Data	17
	13.3	Data Privacy	18
	13.4	Processing of Personal Data	18
	13.5	Data Security	18
	13.6	Breach or Potential Breach; Notification Requirements	19
	13.7	Protection of LS&Co. Data	19
	13.8	Overseas transfers of LS&Co.	19
	13.9	Supplier Agents	20
14.	CONTINUED PROVISION OF SERVICES		20
	14.1	Disaster Recovery Plan	20
	14.2	Force Majeure	21
	14.3	Alternate Source	21
	14.4	Allocation of Resources	21
	14.5	Step-in Rights	21

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15.	PAYMENTS		22
	15.1	Charges	22
	15.2	Invoices	22
	15.3	Timeliness of Invoices	22
	15.4	Payment	22
	15.5	Fee Disputes	23
	15.6	Unanticipated Changes	23
	15.7	Due Diligence	23
	15.8	No Other Charges	23
	15.9	No Payment for Unperformed Services	23
	15.10	Local Country Agreements	23
16.	TAXES		24
	16.1	Taxes	24
	16.2	Certain Service Taxes	24
	16.3	Relocation of Services	24
	16.4	Segregation of Charges	24
17.	BENCHMARKING		25
	17.1	Benchmarking Process	25
	17.2	Benchmarker	25
	17.3	Benchmark Results Review	25
	17.4	Adjustments	26
	17.5	Benchmarking Disputes	26
18.	AUDITS		26
	18.1	Services	26
	18.2	Fee Records	27
	18.3	Service Auditor’s Report; Certain Audits	27
	18.4	Record Retention	28
	18.5	Facilities	28
	18.6	General Audit Procedures	28
	18.7	Supplier Audits	29
19.	CONFIDENTIALITY		29
	19.1	General Obligations	29
	19.2	Unauthorized Acts	30
	19.3	Injunctive Relief	30
	19.4	Return of Confidential Information	30
	19.5	Maintenance of Records in the United States	30
20.	REPRESENTATIONS AND WARRANTIES		31
	20.1	By LS&Co.	31
	20.2	By Supplier	31
	20.3	DISCLAIMER	31
21.	ADDITIONAL COVENANTS		31
	21.1	By LS&Co.	31
	21.2	By Supplier	32
22.	DISPUTE RESOLUTION		33
	22.1	Resolution Procedures	33

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	22.2	Exclusions	33
	22.3	Continuity of Services	34
23.	TERMINATION		34
	23.1	Termination for Convenience	34
	23.2	Termination for Change in Control of LS&Co.	34
	23.3	Termination for Change in Control of Supplier	34
	23.4	Termination for Cause	34
	23.5	Termination in Case of Insolvency	34
	23.6	Service Level Failures	35
	23.7	Termination for Failure to Replenish Damages Cap	35
	23.8	Termination for Failure to Agree on final Statements of Work or Service Levels	35
24.	TERMINATION CHARGES		35
	24.1	Termination Charges	35
	24.2	No Other Termination Charges	36
25.	TERMINATION ASSISTANCE AND EXIT RIGHTS		36
	25.1	Termination Assistance	36
	25.2	Payment	36
	25.3	Exit Rights	36
26.	INDEMNITIES		38
	26.1	Indemnity by LS&Co.	38
	26.2	Indemnity by Supplier	38
	26.3	Obligation to Replace	40
	26.4	Indemnification Procedures	40
27.	DAMAGES		40
	27.1	Consequential Damages	40
	27.2	Direct Damages	40
	27.3	Exclusions	41
28.	INSURANCE		42
	28.1	Documentation	42
	28.2	Types and Amounts	42
	28.3	Policy Requirements	43
	28.4	Risk of Loss	43
	28.5	Subrogation	43
29.	MISCELLANEOUS PROVISIONS		43
	29.1	Assignment	43
	29.2	Notices	44
	29.3	Counterparts	44
	29.4	Relationship	45
	29.5	Severability	45
	29.6	Waivers	45
	29.7	Timing and Cumulative Remedies	45
	29.8	Entire Agreement	45
	29.9	Amendments	45
	29.10	Survival	45
	29.11	Third Party Beneficiaries	45

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29.12	Governing Law and Venue	45
29.13	Covenant of Further Assurances	46
29.14	Export	46
29.15	Conflict of Interest	46
29.16	Publicity	46
29.17	LS&Co. Reporting Hotline	46
29.18	Language Requirements	47

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TABLE OF EXHIBITS

Exhibit 1 Definitions
Exhibit 2 Description of Services
Attachment 2.1 Human Resource Services Description
Attachment 2.2 Finance Services Description
Attachment 2.3 Information Technology Services Description
Attachment 2.3.1 Network Services
Attachment 2.3.2 Deskside Support Services
Attachment 2.3.3 Cross-Functional Services
Attachment 2.3.4 Service Operations Center Services
Attachment 2.3.5 Service Desk Services
Attachment 2.3.6 Global Information Security Services
Attachment 2.3.7 IT Applications Services
Attachment 2.3.7-A IT Applications Services – Applications in Scope
Attachment 2.3.8 Test Center of Excellence Services
Attachment 2.4 Customer Service Services Description
Attachment 2.5 Consumer Relations Services Description
Exhibit 3 Service Level Methodology
Attachment 3.1 Service Level Definitions - Human Resource Services
Attachment 3.2 Service Level Definitions - Finance Services
Attachment 3.3 Service Level Definitions - Information Technology Services
Attachment 3.3.1 Service Level Definitions - Network Services
Attachment 3.3.2 Service Level Definitions - Deskside Support Services
Attachment 3.3.3 [Reserved]
Attachment 3.3.4 Service Level Definitions - Service Operations Center Services
Attachment 3.3.5 Service Level Definitions - Service Desk Services
Attachment 3.3.6 Service Level Definitions - Global Information Security Services
Attachment 3.3.7 Service Level Definitions - IT Applications Services
Attachment 3.3.8 Service Level Definitions - Test Center of Excellence Services
Attachment 3.4 Service Level Definitions - Customer Service Services
Attachment 3.5 Service Level Definitions - Consumer Relations Services
Exhibit 4 Pricing Methodology
Attachment 4.1.1 Pricing Tables - Human Resource Services
Attachment 4.1.2 Pricing Tables - Finance Services
Attachment 4.1.3 Pricing Tables - Information Technology Services
Attachment 4.1.4 Pricing Tables - Customer Service Services
Attachment 4.1.5 Pricing Tables - Consumer Relations Services
Attachment 4.1.6 Pricing Tables – Termination Charges
Exhibit 5 Governance
Exhibit 6 Reports
Exhibit 7 Service Locations
Exhibit 8 Transition Framework
Attachment 8.1 Detailed Transition Plan
Attachment 8.2 In-Flight Projects
Attachment 8.3 Employee Transfer Provisions

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Exhibit 9 LS&Co. Policies
Exhibit 10 LS&Co. Agent NDA
Exhibit 11 Approved Benchmarkers
Exhibit 12 Supplier Competitors
Exhibit 13 Key Supplier Personnel
Exhibit 14 Approved Supplier Agents
Exhibit 15 New Service Proposal Form
Exhibit 16 Form of Local Country Agreement
Exhibit 17 Disaster Recovery Plan Requirements

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MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”), dated as of the Effective Date, is by and between Levi Strauss & Co., a Delaware corporation (“LS&Co.”), and Wipro Limited, a company formed under the laws of the Republic of India (“Supplier”).

Recitals

WHEREAS, Supplier desires to provide to LS&Co., and LS&Co. desires to obtain from Supplier, the technology, operations, capabilities and related services described in this Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, LS&Co. and Supplier have engaged in extensive discussions and negotiations that have culminated in the formation of the relationship described in this Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, LS&Co. and Supplier agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions. The terms used in this Agreement with initial capital letters that are not defined herein have the meanings set forth in Exhibit 1. Other terms used in this Agreement are defined where they are used and have the meanings there indicated.

1.2 Interpretation. The Exhibits, as amended from time to time, attached to this Agreement are hereby incorporated into and deemed part of this Agreement. All references to “Agreement” herein include the Exhibits to this Agreement. All references to “Exhibits” herein include the attachments and appendices to such Exhibits. Any reference to an “Article,” “Section,” “Exhibit,” and “Attachments” shall be to such Article, Section, Exhibit or Attachment of this Agreement, unless otherwise expressly provided. The headings preceding the text of Articles and Sections and the headings to Exhibits and Attachments, the table of contents, and other portions of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The use of the terms “including,” “include” or “includes” shall in all cases mean “including without limitation,” “include without limitation” or “includes without limitation,” respectively. The words “shall” and “will” are used interchangeably and have the same meaning. Except as specifically set forth in this Agreement: (a) consents and approvals to be given by a Party under this Agreement shall not be unreasonably withheld or delayed; (b) each Party shall make only reasonable requests under this Agreement; and (c) all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers, elections and other communications required or permitted under this Agreement must be made in writing in order to be binding. The Parties acknowledge and agree that they have negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement.

1.3 Order of Precedence. Except as otherwise expressly set forth in the body of this Agreement or in an Exhibit, in the event of a conflict, ambiguity or inconsistency between the provisions in the body of this Agreement, any Exhibit, any attachment or any document incorporated by reference,

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then such conflict, ambiguity or inconsistency shall be resolved by giving precedence to the document higher in the following order of priority (a) first, the provisions in the body of this Agreement; (b) second, the provisions in the Exhibit; (c) third, the provisions in any attachment or appendices to the Exhibit; and (d) fourth, any other documents incorporated by reference.

2. TERM.

2.1 Initial Agreement Term. The initial term of this Agreement shall commence on the Effective Date and continue until 23:59 (Pacific Time) on either the Initial Agreement Expiration Date, the last day of the final Extension Period, or such earlier date upon which this Agreement is terminated in accordance with its terms (the “Initial Agreement Term”).

2.2 Renewal and Extension. At least 12 months prior to the Initial Agreement Expiration Date, Supplier shall provide to LS&Co. the terms, conditions and pricing that Supplier proposes would apply to any renewal term of this Agreement. If LS&Co. desires to renew this Agreement, but the Parties are unable to agree on the terms, conditions and pricing for a renewal term 120 days before the Initial Agreement Expiration Date, LS&Co. may elect to extend the Initial Agreement Term for a period of up to 12 months, to be determined in LS&Co.’s sole discretion, from the Initial Agreement Expiration Date, on the terms and conditions in effect as of the Initial Agreement Expiration Date and the pricing set forth in Exhibit 4. If the Parties are unable to reach agreement on the terms, conditions and pricing applicable to the renewal of this Agreement 60 days before the end of the initial Extension Period, LS&Co. may: (a) allow this Agreement to expire at the end of such Extension Period; or (b) extend the Initial Agreement Term for up to 2 additional periods of up to 12 months each; provided that LS&Co. notifies Supplier of LS&Co.’s election to extend the Initial Agreement Term 60 days before the end of the then-current Extension Period and such further extension shall be on the terms and conditions in effect as of the end of the then-current Extension Period and the pricing set forth in Exhibit 4.

3. SERVICES.

3.1 Scope of Services. The term “Services” means: (a) the services, functions, and responsibilities described in the Statements of Work and this Agreement, as amended from time to time during the Term; (b) the services, functions and responsibilities reasonably related to or associated with the services, functions and responsibilities described in sub-clauses (a) and (c) that were routinely performed in the 12 month-period prior to the Effective Date by the Affected Employees and the Affected Contractors, which services, functions or responsibilities were displaced or transitioned as a result of this Agreement, even if such service, function or responsibility is not specifically described in this Agreement, provided that, any service, function or responsibility expressly identified in this Agreement as a retained responsibility of LS&Co. shall not be included as part of the Services; and (c) any services, functions or responsibilities required for the proper performance and delivery of the Services or that are inherent or necessary for the proper performance of the Services, whether or not expressly identified or described in this Agreement, as each of these services, functions or responsibilities may evolve during the Term and as they may be supplemented, enhanced, modified or replaced (e.g., to keep pace with technological advancements and improvements in the methods of delivering these services, functions or responsibilities) pursuant to the terms of this Agreement and including any supplement, enhancement, modification or replacement that arises from the exercise of LS&Co.’s rights under this Agreement.

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3.2 Commencement of Services. The obligations of the Parties under this Agreement shall commence on the Effective Date. Beginning on the date specified in an applicable Transition Plan, Supplier shall provide the Transition Services specified in such Transition Plan. Beginning on an applicable Commencement Date, Supplier shall provide the Services specified in the applicable Statement of Work or Statements of Work; except that, to the extent that any Services are to be provided to an Affiliate of LS&Co. within a member state of the European Economic Area, the provision of any such Services to that Affiliate shall first be subject to a determination by LS&Co. to obtain such Services for that Affiliate and with respect to such Services, Supplier shall not assume the responsibility for either the Transition or the provision of such Services to that Affiliate of LS&Co. until such time as LS&Co. notifies Supplier of LS&Co.’s decision to transfer the responsibility for the provision of Services for that Affiliate of LS&Co. to Supplier following LS&Co.’s full and final compliance with all applicable local Laws (including rules and regulations with regard to employees’ and employee representatives’ rights related to information and consultation).

3.3 Increase or Decrease in Services. Supplier shall increase or decrease the amount of the Services provided hereunder according to LS&Co.’s demand for the Services. Increases in the volume of Services shall not be considered New Services.

3.4 Non-Exclusivity. This Agreement is non-exclusive and without any minimum commitment by LS&Co. as to volume, scope or value. Nothing herein shall be construed as a requirements contract, or be interpreted to prevent LS&Co. from obtaining from third parties, or providing to itself, any of the Services described in this Agreement (whether Services, New Services, or otherwise) or services similar thereto.

3.5 Affiliates and Service Recipients. Supplier shall provide the Services in accordance with this Agreement to LS&Co. and, as directed by LS&Co., to LS&Co.’s Affiliates and Service Recipients. With respect to Supplier’s obligations and license grants contained in this Agreement, the term “LS&Co.” shall include LS&Co., its Affiliates and Service Recipients. LS&Co. shall add Service Recipients or LS&Co. Affiliates at its sole discretion, but LS&Co. shall not be obligated to obtain the Services from Supplier in respect of any of the Service Recipients or LS&Co. Affiliates.

3.6 Resources. Except as expressly provided otherwise in this Agreement, Supplier shall provide all facilities, assets, and resources (including personnel, Equipment, services and Software) necessary to provide the Services and otherwise meet its obligations under this Agreement, including those facilities, assets, and resources (including personnel, Equipment, services and Software) listed as the responsibility of Supplier elsewhere in this Agreement.

3.7 Standards and Policies. Without limiting Supplier’s other obligations under this Agreement, in performing the Services Supplier shall comply with: (a) the policies and procedures contained in the Operations Manual; (b) all LS&Co. Policies; and (c) LS&Co.’s Business Partner Terms of Engagement, as such policies and procedures are made available to Supplier by LS&Co. from time to time.

3.8 Supplier Consents. Supplier shall, at its own cost and expense, obtain, maintain and comply with all Supplier Consents. If Supplier is unable to acquire a Supplier Consent despite using its best efforts to do so, Supplier shall implement, at its cost and expense, and subject to LS&Co.’s prior approval, alternative methods as necessary to provide the Services in accordance with this Agreement without such Supplier Consent.

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3.9 LS&Co. Consents. LS&Co. shall, at its own cost and expense, obtain and maintain all LS&Co. Consents. Supplier shall, at LS&Co.’s request: (a) provide such assistance as is reasonably requested by LS&Co. with respect to the LS&Co. Consents; and (b) comply with any terms and conditions of the LS&Co. Consents. If LS&Co. is unable to acquire an LS&Co. Consent despite using its best efforts to do so, Supplier shall, upon LS&Co.’s request, implement alternative methods as necessary to provide the Services in accordance with this Agreement without such LS&Co. Consent; except that, to the extent that such alternative methods would require that Supplier incur material additional costs or increase in a material manner the Supplier Staff beyond, in each case, that which is ordinarily used or incurred by Supplier to provide the Services, then Supplier may, in accordance with the Contract Change Process, request that LS&Co. pay the incremental costs related to such material increase.

4. COMPLIANCE.

4.1 Governmental Approvals. LS&Co. shall, at its cost and expense, obtain and maintain the LS&Co. Governmental Approvals. Supplier shall, at its cost and expense, obtain and maintain the Supplier Governmental Approvals. Upon request by either Party, the other Party shall provide to the requesting Party reasonable cooperation and assistance in obtaining Governmental Approvals hereunder.

4.2 Compliance with Laws. Supplier shall comply with all Laws applicable to Supplier in the performance of this Agreement, including anti-bribery (such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act), employment, worker health and safety, environmental protection, product liability, packaging liability, data protection, and privacy and consumer protection laws, shall perform the Services in compliance with Laws (including the administration of the LS&Co. Policies) and as necessary to keep LS&Co. in compliance with all Laws and shall obtain all applicable permits and licenses required of Supplier in connection with its obligations hereunder.

4.3 Changes in Law.

(a) Notification of Changes in Laws. LS&Co. shall monitor and promptly identify and notify Supplier of all LS&Co. Change in Law. Supplier shall monitor and promptly identify and notify LS&Co. of all Supplier Change in Law. Supplier and LS&Co. shall work together to identify the effect of changes in Laws on the provision or receipt of the Services. The Parties acknowledge that a change in Law may be a Supplier Change in Law and a LS&Co. Change in Law and, in such case, each Party’s obligations under this Agreement with respect to such Law shall continue to apply, except that the costs necessary to implement changes to the Services necessary to comply with changes in such Law shall be allocated equitably between the Parties.

(b) LS&Co. Change in Law. With respect to an LS&Co. Change in Law, the Parties shall discuss modifications to the Services, if any, necessary to comply with such changes. Supplier shall promptly thereafter propose any adjustment to the applicable Charges associated with such modifications; provided that any such adjustment shall be based solely upon Supplier’s incremental costs associated with the implementation of such modifications; provided that, if Supplier is providing to other customers services that are subject to the same LS&Co. Change in Law, Supplier shall develop and present to LS&Co. a plan to allocate such costs such that LS&Co. and each such customer pays only its equitable share of such costs. Upon LS&Co.’s consent, Supplier shall implement such modifications to the Services in a timely manner.

(c) Supplier Change in Law. With respect to a Supplier Change in Law, Supplier shall implement in a timely manner, at its own cost and expense, any changes in the Services required to comply with such Supplier Change in Law; provided, that if such changes have a material effect on the provision or receipt of the Services, Supplier shall obtain LS&Co.’s consent before implementing such changes.

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(d) Reduction in Services. Notwithstanding any LS&Co. consent obtained under Sections 4.3(b) or 4.3(d), if any change in Law, change in the Services required to conform to any change in Law, or failure of Supplier to obtain any Supplier Governmental Approval, results in a reduction in the Services or in the level or quality of the Services, or in a substantial increase in the Charges, then LS&Co. may elect either: (i) to negotiate and implement an equitable reduction to the applicable Charges (in the case of a reduction of the Services or in the level or quality of the Services); or (ii) to terminate the affected portion of the Services as of the date specified by LS&Co. in its notice of termination and (y) in the case of a Supplier Change in Law without payment of any Termination Charges; and (z) in the case of an LS&Co. Change in Law, with payment of the applicable Stranded Costs.

4.4 Cooperation with Regulators. As directed by LS&Co., Supplier shall work with those Governmental Authorities that regulate LS&Co. in an open and co-operative way, including: (a) meeting with such Governmental Authorities; (b) coordinating with LS&Co. to provide to representatives or appointees of such Governmental Authorities any applicable materials, records and information relating to the Services or allowing any such representatives or appointees access to such materials, records and information relating to the Services and providing such facilities as such representatives or appointees may reasonably require; and (c) permitting representatives or appointees of such Governmental Authorities to have access on demand to any of its premises to the extent relating to the Services.

4.5 Business Conduct and Anti-Bribery. Supplier shall comply, and shall ensure that Supplier Agents comply, with all applicable U.S. and international anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act). Supplier shall conduct its activities under this Agreement in accordance with the highest standards of business ethics and in compliance with LS&Co.’s Anti-Bribery and Anti-Corruption Policy (“ABAC Policy”), and Supplier shall not make any payments that could cause LS&Co. to violate the ABAC Policy. Supplier shall ensure that its senior management and other relevant employees participate in any training sessions provided by LS&Co. on the ABAC Policy. Supplier and Supplier Agents have not and shall not, directly or indirectly, make, authorize, offer, or promise to make, authorize or offer, any payments or gifts or things of value, to: (a) any official or employee of any Governmental Authority; (b) any candidate for public office; or (c) any political party or any officer or employee thereof (the individuals mentioned in clauses (a), (b) and (c) hereinafter collectively called “Government Officials”), or to any other party in violation of anti-bribery laws or the ABAC Policy. Supplier shall provide prompt notice to LS&Co. if Supplier or any Supplier Agent is or becomes an official or employee of any Governmental Authority during the Term. If LS&Co. has reason to believe that a breach of this Section 4.5 has occurred or may occur, LS&Co. may withhold payments due under this Agreement until such time as it has received confirmation to its satisfaction that no breach of this Section 4.5 has occurred or will occur. Supplier covenants and agrees that it has not been convicted of or pleaded guilty to a criminal offence, including one involving fraud, corruption, or moral turpitude, that it is not now, to the best of its knowledge, the subject of any government investigation for such offences, and that it is not now listed by any Governmental Authority as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs. Supplier shall provide to LS&Co. an annual certification stating that it did not make payments that would cause LS&CO. to violate the ABAC Policy (“Annual Certification”). The Annual Certification must be in the form required by LS&Co and returned to LS&Co. by February 1 following the end of the preceding calendar year. During the Term and for a period of 24 months following the End Date, LS&Co. shall have the right to conduct an audit of Supplier’s books and records that reasonably relate to compliance with this Section 4.5. Such audit shall include the right to interview Supplier Agents with respect to such records. Supplier shall fully cooperate in any investigation, including making Supplier Agents available for interviews.

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4.6 Performance Under Third Party Contracts. Supplier shall promptly notify LS&Co. of any breach of, or misuse or fraud in connection with any Third Party Contracts of which Supplier becomes aware and shall cooperate with LS&Co. to prevent or stay any such breach, misuse or fraud. Supplier shall pay all amounts due for any penalties or charges (including amounts due to a third party as a result of Supplier’s failure to promptly notify LS&Co. pursuant to the preceding sentence), and other expenses incurred by LS&Co. as a result of Supplier’s non-performance of its obligations under this Agreement with respect to the Third Party Contracts.

5. TRANSITION; ACQUISITIONS AND DIVESTITURES; COOPERATION.

5.1 Transition Services. Supplier shall perform all services, functions, and responsibilities necessary to accomplish the transition of LS&Co.’s technology, operations and capabilities to Supplier (the “Transition Services”). Supplier shall perform the Transition Services in accordance with the Transition Plan and without causing material disruptions to LS&Co.’s business operations. Supplier shall be excused from a failure to perform the Transition Services to the extent, and during the time, that Supplier is directly precluded from performing those Transition Services as a result of LS&Co.’s or an LS&Co. Agent’s failure to perform LS&Co.’s or an LS&Co.’s Agents specified and written obligations set forth in the Transition Plan (each a “LS&CO. Transition Responsibility”) and provided that Supplier: (a) promptly provides LS&Co. with advance notice identifying in detail the LS&Co. Transition Responsibility in question, the nature of LS&Co.’s or the LS&Co. Agent’s failure to perform such LS&Co. Transition Responsibility and the relevant Transition Service that is at risk; (b) continues without interruption to use commercially reasonable efforts to perform its obligation notwithstanding LS&Co.’s or the LS&Co. Agent’s non-performance of the LS&Co. Transition Responsibility; and (c) re-commences performance of the affected Transition Service in accordance with the Transition Plan, immediately upon LS&Co. curing its non-performance.

5.2 Transition Managers. Supplier shall designate an individual who shall be responsible for managing and implementing the Transition Services (the “Supplier Transition Director”), as well as individuals for each of the agreed upon LS&Co.’s facilities and functions affected by the transition (“Individual Transition Managers”) who shall be responsible for managing and implementing the Transition Services specific to such facilities and functions. Unless otherwise expressly specified in the Transition Plan, there shall be no charges for the Transition Services other than the Transition Charges. Until the completion of the applicable Transition Services, the Supplier Transition Director and each Individual Transition Manager shall review with the LS&Co. Governance Executive the status of the Transition Services as requested by the LS&Co. Governance Executive.

5.3 Transition Milestones. The Transition Plan includes a list of milestones relating to Supplier’s obligations under the Transition Plan. If Supplier fails to achieve any milestone by the completion date specified for such milestone in the Transition Plan, LS&Co. shall not be responsible for any portion of the Transition Charge associated with the Transition Milestone unless and until Supplier’s completion of the milestone is approved by LS&Co. If Supplier fails to achieve any Critical Transition Milestone by the completion date specified for such milestone in the Transition Plan, and such failure is caused by Supplier, LS&Co. may elect to terminate this Agreement as of the date specified by LS&Co. in its notice of termination without payment of any Termination Charge. In addition to any Transition Credit payable by Supplier in accordance with this Agreement, if Supplier fails to meet the date specified for any Transition Milestone, Supplier shall not be entitled to any further compensation beyond the applicable Transition Charges for the additional work associated with achieving such Transition Milestone after such date.

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5.4 Employee Transfers. The provisions applicable to employee transfers, if any, are set forth in Attachment 8.3.

5.5 New Entities and Divestitures.

(a) New Entities. With respect to LS&Co.’s acquisition of other entities, or LS&Co.’s inclusion of additional Affiliates or Service Recipients (each a “New Entity” and, collectively, “New Entities”), Supplier shall provide, at LS&Co.’s request and at no additional cost (except with respect to any one-time transition charges agreed to in advance by the Parties): (i) support services as necessary to assist LS&Co. with its assessment of the New Entity and the impact of a New Entity’s technology, operations and capabilities on the technology, operations and capabilities of LS&Co.; except that to the extent that such support services would require that Supplier incur material additional costs or increase, in a material manner, the Supplier Staff beyond, in each case, that which is ordinarily used or incurred by Supplier to provide the Services, then Supplier may, in accordance with the Contract Change Process, request that LS&Co. pay the incremental costs related to such material increase; and (ii) the Services, whether all or a portion specified by LS&Co., to the New Entities in accordance with, and under the then-current terms, conditions and pricing of, this Agreement, including performing those Services specified in the Statements of Work. Supplier shall, at the request of LS&Co. (and at the one-time charges agreed to in advance by the Parties) perform assessments of a New Entity’s technology, operations and capabilities, and complete any plans and designs necessary to accomplish the transition of the New Entities technology, operations and capabilities to the Services and provide support services as necessary to integrate and incorporate a New Entity’s technology, operations and capabilities into the technology, operations and capabilities of LS&Co.

(b) Divestitures. If LS&Co. divests itself of a business unit or entity, or removes Affiliates or Service Recipients from the scope of this Agreement (collectively, “Divested Entities”), Supplier shall continue to provide, at LS&Co.’s request (where possible such request to be provided to Supplier at least 30 days in advance) and at no additional cost, the Services in accordance with this Agreement to the Divested Entity for up to 24 months from the effective date of such divestiture or removal, as the case may be, under the then-current terms, conditions and pricing of this Agreement. In addition, Supplier shall provide at LS&Co.’s request and at no additional cost (except with respect to any one-time transition charges agreed to in advance by the Parties) support services to LS&Co., the Divested Entity, and, as applicable, the acquiring entity as may be necessary to transfer the Divested Entities’ technology, operations and capabilities to a third party or enable such entity to provide the technology, operations and capabilities to itself, including those services specified in the Statements of Work.

5.6 Cooperation with Third Parties. LS&Co. may from time to time hire subcontractors, consultants, or other third parties (“LS&Co. Third Party Contractors”) to perform services or provide products to LS&Co. Supplier shall cooperate with and work in good faith with any LS&Co. Third Party Contractors as requested by LS&Co., as necessary for Supplier to perform the Services or for LS&Co. Third Party Contractors to perform services or provide products to LS&Co. Without limiting the foregoing, Supplier shall provide the following: (a) in writing, to the extent available, applicable requirements, standards and policies applicable to the Services so that the goods and services provided by the LS&Co. Third Party Contractor may work in conjunction with or be integrated with the Services; (b) in writing, the System requirements applicable to any required interfaces for the LS&Co. Third Party Contractor’s work product; (c) in writing, the applicable requirements of any necessary modifications to the Systems required in connection with the LS&Co. Third Party Contractor’s work product; (d) Supplier’s quality assurance, and its development and performance acceptance testing, for the LS&Co. Third Party Contractor’s work product; (e) assistance and support services to LS&Co., the LS&Co. Third

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Party Contractor or any other third party, including Supplier’s participation as required to permit Supplier, LS&Co., LS&Co. Third Party Contractors or any other third party to acquire the knowledge necessary to efficiently integrate, operate and maintain the LS&Co. Third Party Contractor’s work product as part of the Systems; (f) access to the Systems and facilities used to provide the Services, to the extent that such access is required for the services provided by the LS&Co. Third Party Contractor; (g) collaborating with LS&Co. and LS&Co. Third Party Contractors in addressing service-related issues that may cross over from one service area or provider to another and related to the Services, including as necessary to coordinate the performance by each LS&Co. Third Party Contractor of its obligations with the performance of the obligations of Supplier; and (h) such other assistance and cooperation as is reasonably required by LS&Co.

6. NEW SERVICES.

6.1 New Services. LS&Co. may from time to time during the Term and the Termination Assistance Period request that Supplier perform a New Service. Within 10 days after receipt of such a request from LS&Co. (or such other time as LS&Co. and Supplier may agree depending on the nature and scope of the New Service), Supplier shall provide LS&Co. with a written proposal for such New Service which shall be in the form set forth in Exhibit 15 (a “New Service Proposal”). Supplier shall not begin performing any New Service until LS&Co. and Supplier have agreed upon the terms for such New Service and the LS&Co. Governance Executive has provided Supplier with written authorization by executing the New Service Proposal to perform the New Service. Any New Service performed by Supplier without such advance agreement to terms and written authorization shall be deemed part of the Services without incremental charge then or in the future. Each New Service Proposal shall include at a minimum: (a) a detailed description of the services, functions and responsibilities Supplier anticipates performing in connection with such New Service, including any services, functions and responsibilities required to transition to the New Service, any transformed or future state Services; (b) a schedule for commencing and completing such New Service; (c) Supplier’s fees for such New Service, including a detailed breakdown of such fees; (d) when appropriate, a description of any new Software or Equipment to be provided by Supplier in connection with such New Service; (e) when appropriate, the Software and Equipment and run-time requirements necessary to develop and operate any new Software; (f) a description of the human resources necessary to provide the New Service, the facilities required to provide the New Services and the location of such facilities; (g) a description of proposed service levels and associated measurement and monitoring tools for the New Service; (h) when appropriate, a list of any existing Software or Equipment included in or to be used in connection with such New Service; (i) when appropriate, acceptance test criteria and procedures for any new Software or any products, packages or services; (j) the detailed technical, functional, physical, design, environmental, operational, performance or other relevant specifications and requirements that the Services, Software, Equipment, Systems or facilities must meet (including any specifications, representations, warranties or covenants applicable to the foregoing); and (k) such other information requested by LS&Co.

6.2 Charges for New Services. Supplier’s charges and fees specified in any New Service Proposal shall be, to the extent possible, determined in a manner consistent with the applicable pricing formulas and methodologies utilized in establishing the Charges. The charges and fees for any such New Service shall take into account resources and expenses of Supplier for then-existing Services that would no longer be required if the New Service were performed by Supplier.

6.3 Terms for New Services. Any New Services authorized by LS&Co. in accordance with this Article 6 shall become part of the Services and shall be subject to the terms and conditions of this Agreement unless and only to the extent the Parties agree otherwise.

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7. LS&CO. RESOURCES AND FACILITIES.

7.1 Systems. If LS&Co. grants Supplier access to any LS&Co. Systems, such access shall be solely for purposes of performing the Services, and Supplier’s access shall be limited to those specific Systems identified in this Agreement and the time periods and personnel designated by Supplier and agreed to by LS&Co. and Supplier. Supplier’s access shall be subject to the LS&Co. Policies. Any other use by Supplier of any other LS&Co. assets or property or Systems is prohibited.

7.2 LS&Co. Equipment. With respect to Equipment that is owned or leased by LS&Co. (collectively, “LS&Co. Equipment”), LS&Co. grants to Supplier during the Term the right to access and use the LS&Co. Equipment solely to the extent necessary to perform the Services. Supplier acknowledges that it has no legal or equitable claim to the LS&Co. Equipment and agrees not to contest ownership of such Equipment. Throughout the Term, and thereafter for the purposes of Termination Assistance Services, Supplier shall keep any LS&Co. Equipment that is removed from LS&Co. premises or is stored along with Supplier Equipment separate from the property of Supplier and of third parties, and shall properly identify such Equipment as LS&Co.’s property. Supplier shall not purport to pledge, or in any way charge by way of security, permit any lien to be placed on, or otherwise encumber or permit the encumbrance in any way of, any of the LS&Co. Equipment which shall at all times remain LS&Co.’s or the applicable third party lessor’s property and shall irrevocably waive any rights which may arise under Law to take a lien over the LS&Co. Equipment for any sums due to Supplier pursuant to this Agreement.

7.3 LS&Co. Facilities; Permitted Areas. Beginning on the Effective Date and continuing only as long as Supplier requires the same for the performance of the Services, LS&Co. shall provide to Supplier, at no charge to Supplier and subject to this Article 7, the use of space designated by LS&Co. in certain LS&Co. Service Locations (“Permitted Areas”) for Supplier’s use in performing the Services, together with reasonable office furnishings, janitorial services, fixed-line telephones (excluding applicable call charges to the extent that these are separately charged), parking, and utilities, in each case to the same extent that LS&Co. otherwise provides such supplies and services to subcontractors performing similar services for LS&Co. at such LS&Co. Service Locations. LS&Co. shall not provide personal productivity tools to Supplier, including computers, local printers, mobile-type devices, tablets, smartphones, cell phones or similar items. Supplier shall use the Permitted Areas for the sole and exclusive purpose of providing the Services. Use of Permitted Areas by Supplier does not constitute a leasehold interest in favor of Supplier or any Supplier Agents. Supplier and Supplier Agents shall comply with the requirements related to Permitted Areas contained in this Agreement and such other requirements made available to Supplier by LS&Co. from time to time. Supplier and Supplier Agents shall use the Permitted Areas in an efficient manner and to the extent that Supplier or Supplier Agents operate in such areas in a manner that unnecessarily increases facility costs incurred by LS&Co., LS&Co. reserves the right to set-off such increased costs against the Charges. Supplier and Supplier Agents shall keep the Permitted Areas in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act. Supplier and Supplier Agents shall not make any improvements or changes involving structural, mechanical or electrical alterations to the LS&Co. Service Locations without LS&Co.’s written approval and any such improvements or changes shall become the property of LS&Co. or its lessors. Supplier and Supplier Agents shall permit LS&Co. and LS&Co. Agents to enter the Permitted Areas at any time to perform facilities-related services, conduct audits in accordance with Article 18, and as otherwise requested by LS&Co. When the Permitted Areas are no longer required for performance of the Services, Supplier shall return such areas to LS&Co. in substantially the same condition as when Supplier began using such locations, subject to ordinary wear and tear. While at any LS&Co. Service Location, Supplier and Supplier Agents shall: (a) comply with all of the LS&Co. Policies and all of LS&Co.’s standard and site-specific policies and procedures in effect from time to time

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at the LS&Co. Service Locations, including procedures for the physical security of the LS&Co. Service Locations; (b) comply with the requests, rules and regulations of LS&Co. regarding safety and health, personal and professional conduct (including adhering to the general LS&Co. safety practices or procedures) generally applicable to such LS&Co. Service Locations; and (c) otherwise conduct themselves in a businesslike manner.

8. SERVICE LEVELS AND REPORTS.

8.1 Service Levels. Supplier shall be responsible for and shall perform the Services in accordance with the Service Levels described in Exhibit 3 and otherwise in accordance with this Agreement. Supplier shall perform all Services that do not have defined Service Levels in a manner and at levels that equal or exceed the level of service being provided internally by LS&Co. or through a third party prior to the Effective Date, including with respect to accuracy, quality, completeness, timeliness, and responsiveness.

8.2 Knowledge Sharing. At least once in every 90-day period, and upon LS&Co.’s request, Supplier shall meet with representatives of LS&Co. in order to: (a) explain how the Systems work and are operated; (b) explain how the Services are provided; and (c) provide such training and documentation that LS&Co. may require for LS&Co. to understand and operate the Systems and provide the Services (i) after the expiration or termination of this Agreement; or (ii) as required upon exercise of the step-in rights pursuant to Section 14.5.

8.3 Service Reports. Supplier shall provide to LS&Co., in a form and format acceptable to LS&Co., the reports set forth in Exhibit 6, any other reports identified in this Agreement, and any other reports LS&Co. requests from time to time. The delivery schedule of the reports shall be as specified in Exhibit 6, and where no such schedule is specified, as required by LS&Co.

9. SERVICE LOCATIONS.

9.1 Service Locations. The Services shall be provided to LS&Co. solely from: (a) the LS&Co. Service Locations; (b) Supplier Service Locations; and (c) any other location for which Supplier has received LS&Co.’s approval, to be given in LS&Co.’s sole discretion. Exhibit 7, which contains the list of Service Locations, will designate which Services may be provided from each Service Location. Supplier and Supplier Agents may not provide or market services to a third party or to itself from a LS&Co. Service Location without LS&Co.’s consent, to be given in LS&Co.’s sole discretion. If either Party requests the approval of a new location for the provision of the Services, Supplier shall provide to LS&Co. a written relocation proposal that sets forth a description of the proposed new location, the process for completing the relocation and any other information reasonably requested by LS&Co. Any incremental costs incurred by LS&Co. as a result of a relocation to, or use of, any location other than the locations described with respect to designated Services in Exhibit 7 shall be paid by Supplier or reimbursed to LS&Co. by Supplier, except that LS&Co. shall reimburse the reasonable costs incurred by Supplier as a result of a relocation to, or use of, any location other than the locations described with respect to the designated Services in Exhibit 7 where such relocation or use of such other location is requested by LS&Co. for its convenience (and without regard to Supplier’s performance or solution or issues associated therewith); and provided that such costs have been agreed upon by LS&Co. prior to Supplier commencing the relocation to or use of such other location.

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9.2 Safety and Security Procedures. Supplier shall maintain and enforce at all Supplier Service Locations safety and security procedures that are at least equal to the most stringent of the following: (a) industry standards for locations similar to the applicable Service Locations; (b) the procedures in effect at locations of other Supplier customers receiving services similar to the Services; (c) any higher standard required by Law.

10. GOVERNANCE.

10.1 LS&Co. Governance Executive. LS&Co. shall appoint an individual (the “LS&Co. Governance Executive”) who from the Effective Date of this Agreement shall serve as the primary LS&Co. representative under this Agreement. The LS&Co. Governance Executive shall: (a) have overall responsibility for managing and coordinating the performance of LS&Co.’s obligations under this Agreement; and (b) be authorized to act for and on behalf of LS&Co. with respect to all matters relating to this Agreement. Notwithstanding the foregoing, the LS&Co. Governance Executive may, upon notice to Supplier, delegate such of his or her responsibilities to other LS&Co. Agents, as the LS&Co. Governance Executive deems appropriate. LS&Co. may replace the LS&Co. Governance Executive upon notice to Supplier.

10.2 Supplier Governance Executive. Supplier shall appoint an individual (the “Supplier Governance Executive”) who from the date of this Agreement shall serve, on a full-time basis, as the primary Supplier representative under this Agreement. Supplier’s appointment of any Supplier Governance Executive shall be subject to LS&Co.’s prior approval. The Supplier Governance Executive shall: (a) have overall responsibility for managing and coordinating the performance of Supplier’s obligations under this Agreement; and (b) be authorized to act for and on behalf of Supplier with respect to all matters relating to this Agreement.

10.3 Governance Meetings. Supplier shall implement a governance structure and governance procedures as specified in Exhibit 5. Supplier shall attend governance meetings as specified in Exhibit 5. LS&Co. may replace or reassign its governance committee members upon notice to Supplier. Supplier shall not replace or reassign its governance committee members unless LS&Co. consents to such replacement or reassignment. Before assigning an individual to a governance committee, Supplier shall notify LS&Co. of the proposed assignment, introduce the individual to appropriate LS&Co. personnel, provide LS&Co. with any information regarding the individual that may be reasonably requested by LS&Co., and obtain LS&Co.’s approval for such assignment.

10.4 Operations Manual. Supplier shall develop and provide the Operations Manual to LS&Co. for LS&Co.’s review and approval in accordance with the requirements and delivery schedule specified in this Agreement. Thereafter Supplier shall update the Operations Manual as necessary and shall provide such updated manual to LS&Co. for its review and approval. The Operations Manual shall be provided to LS&Co. in hard copy as well as being made available to LS&Co. in electronic format through a web interface. The Operations Manual shall be suitable for use by LS&Co. to understand the Services.

10.5 Changes; Change Management Process. No Change shall be implemented without LS&Co.’s approval, except as may be necessary on a temporary basis to maintain the continuity of the Services and with respect to all Changes, Supplier shall, other than those Changes made on a temporary basis to maintain the continuity of the Services, schedule Changes so as not to unreasonably interrupt LS&Co.’s business operations. With respect to any Change made on a temporary basis to maintain the continuity of the Services, Supplier shall document and provide to LS&Co. notification of the Change no later than the next business day after the Change is made. LS&Co. shall have no liability for any activities of Supplier, including the provision of Systems or Services, that are undertaken pursuant to a Change unless such Change has been approved by LS&Co. in accordance with the Change Management Process.

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10.6 Contract Change Process. All Contract Changes shall be documented in a change order prepared by Supplier, at its cost and expense. Where LS&Co. requires a Contract Change, Supplier shall prepare such change order in response to LS&Co.’s request for that Contract Change. Each change order prepared by Supplier shall be identified by a unique number, contain a detailed description of the Contract Change and a detailed analysis of the impact of the proposed Contract Change, including an analysis of the impact on the Systems, Software and Equipment used to provide the Services, the scope and nature of the Services, and the level and quality of the Services. Each such change order shall specify the adjustments to the Charges, if any. Any Contract Change approved by LS&Co. shall be executed by LS&Co. and Supplier in accordance with the requirements in Section 29.9. No Contract Change shall be implemented without LS&Co.’s prior approval. LS&Co. shall have no liability for any activities of Supplier, including the provision of Systems or Services, that are undertaken pursuant to a Contract Change unless such Contract Change has been approved by LS&Co. in accordance with the Contract Change Process.

11. SUPPLIER DELIVERY ORGANIZATION.

11.1 Key Supplier Personnel. With respect to the Key Supplier Personnel, the Parties agree as follows:

(a) All Key Supplier Personnel shall be dedicated to the LS&Co. account on a full-time basis unless otherwise specified on Exhibit 13.

(b) Before assigning an individual to a Key Supplier Personnel position, whether as an initial assignment or as replacement, Supplier shall: (i) notify LS&Co. of the proposed assignment within a reasonable period of time prior to the proposed assignment; (ii) introduce the individual to appropriate representatives of LS&Co.; (iii) provide LS&Co. with a resume and any information regarding the individual that may be reasonably requested by LS&Co.; and provide LS&Co. with an opportunity to interview the individual; (iv) provide LS&Co. with a plan that details the education and handover process to be completed by Supplier; and (v) obtain LS&Co.’s written approval for such assignment.

(c) Supplier shall not replace or reassign: (i) the Supplier Governance Executive for 36 months from the date such individual begins his or her tenure in that position; (ii) the Supplier Transition Director until 30 days after the completion of all Transition Services; or (iii) any other Key Supplier Personnel for 24 months from the date such individual begins his or her tenure in that position (and, without limiting the foregoing 24 month-obligation, if any of the Key Supplier Personnel has duties in connection with a particular discrete Project, until the completion of such Project), unless, in each case, LS&Co. consents in its sole discretion to such replacement or reassignment, or such individual: (A) voluntarily resigns from Supplier; (B) is dismissed by Supplier for misconduct; (C) fails to perform his or her duties and responsibilities pursuant to this Agreement; or (D) is unable to work due to disability.

(d) If LS&Co. determines that any Key Supplier Personnel should not continue in his or her position, LS&Co. may in its sole discretion and upon notice to Supplier require the immediate removal of such Key Supplier Personnel from the Supplier Staff.

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(e) Supplier shall maintain backup procedures and conduct replacement procedures for Key Supplier Personnel as necessary to assure an orderly succession for Key Supplier Personnel removed from the account for any reason. Upon LS&Co.’s request, Supplier shall make such procedures available to LS&Co.

(f) Supplier shall make the Key Supplier Personnel available for meetings with LS&Co. personnel in accordance with Exhibit 5 and otherwise upon LS&Co.’s request.

11.2 Supplier Staff; Training and Skills; Removal; Confidentiality. Supplier shall appoint to the Supplier Staff only individuals with suitable training and skills to perform the Services. Supplier shall provide upon LS&Co.’s request a list of all Supplier Staff and other Supplier Agents dedicated full-time to the Supplier Staff and their respective job titles. Supplier shall notify LS&Co. as soon as possible after dismissing or reassigning any member of the Supplier Staff whose work location is at a LS&Co. Service Location. LS&Co. may in its sole discretion from time to time to require Supplier to remove any member of the Supplier Staff from working on the LS&Co. account, with or without cause (provided that such requirement shall not be based on legally prohibited reasons), and Supplier shall complete such removal within 24 hours and replace such individual as soon as practicable at no cost to LS&Co. Each member of the Supplier Staff who performs work under this Agreement shall be informed of Supplier’s confidentiality obligations under this Agreement and shall agree in writing to and shall comply with such obligations. With respect to Supplier Staff assigned to the account at or in advance of the Commencement Date, at least 20% of those Supplier Staff shall have recent prior experience with clients that are similar to LS&Co., or on accounts that are similar in nature, size and types of services to the LS&Co. account.

11.3 Background Checks. Supplier certifies that it has conducted a background check with respect to each member of the Supplier Staff prior to that Supplier Staff member working at a LS&Co. Service Location or accessing the Systems in accordance with the LS&Co. background screening requirements for non-employees made available by LS&Co. from time to time. At a minimum such background check shall include verification of name, work eligibility status, current address, educational background, work history, and court records for area of residence over the prior 5 years, including felony violations or other acts involving breach of trust or act of dishonesty. In addition, if requested by LS&Co. (and at the cost agreed to in advance by the Parties), Supplier shall conduct enhanced security screening and background checks of Supplier Staff, including additional background checks that LS&Co. requires in a particular jurisdiction. LS&Co. shall provide its requirements to Supplier for such enhanced security screening and background checks. Notwithstanding the foregoing, LS&Co. may conduct such enhanced security screening and background checks itself (and not through Supplier) to the extent required by applicable Law, and, upon request from LS&Co., Supplier shall support and assist LS&Co. in carrying out such enhanced security screening and background checks. LS&Co. reserves the right to refuse to allow any of the Supplier Staff admittance to LS&Co. Service Locations or to perform Services where such individual does not meet LS&Co.’s background and security requirements.

11.4 Blocked Person Certification. At LS&Co.’s request, Supplier shall certify that each Supplier Agent is not and has never been: (a) a Blocked Person; and (b) acting directly or indirectly for any Blocked Person. Supplier shall immediately notify LS&Co. if any Supplier Agent is or becomes a Blocked Person and Supplier shall cease using such Supplier Agent to provide the Services.

11.5 Conduct of Supplier Personnel. If LS&Co. notifies Supplier that a particular member of the Supplier Staff is not conducting himself or herself in accordance with Section 7.3, Supplier shall promptly investigate the matter and take appropriate action which may include: (a) removing the applicable person from the Supplier Staff and providing LS&Co. with prompt notice of such removal and

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replacing the applicable person with a similarly qualified individual; or (b) taking other appropriate disciplinary action to prevent a recurrence. In the event of multiple violations of Section 7.3 by a particular member of the Supplier Staff, Supplier shall promptly remove the individual from the Supplier Staff. LS&Co. reserves the right to remove any Supplier Staff from any LS&Co. Service Location and restrict access to any System in its sole discretion.

11.6 Assignment to Competitors. Supplier shall not assign any Key Supplier Personnel to the account of any LS&Co. Competitor without LS&Co.’s prior consent (which consent will not be unreasonably held by LS&Co., except that such consent may be subject to such conditions as LS&Co. deems necessary to protect the interests of LS&Co.): (a) while such Key Supplier Personnel is assigned to the LS&Co. account; and (b) for a period of 12 months following the date that such Key Supplier Personnel ceases providing Services.

11.7 Subcontractors. Supplier shall directly render all Services exclusively through its employees and Supplier Agents under its control who are authorized in accordance with this Agreement. Except with respect to those Supplier Agents set forth on Exhibit 14, prior to subcontracting any of the Services, Supplier shall notify LS&Co. of the proposed subcontractor and shall obtain LS&Co.’s approval of such subcontractor, which approval may be given in LS&Co.’s sole discretion. Prior to making any material modification to any subcontract relating to the Services including material changes to the volume or type of services provided under such subcontract, Supplier shall notify LS&Co. of the proposed modification and shall obtain LS&Co.’s approval thereof. Subcontracting the provision of any portion of the Services in accordance with this Agreement shall not relieve Supplier of any of its obligations under this Agreement. Supplier shall be responsible for the work and activities of each of the Supplier Agents, including such agent’s compliance with the terms of this Agreement. Supplier shall be responsible for all payments to Supplier Agent in connection with the provision of Services. For Non-Critical Services (defined below) for which Supplier wishes to engage a Supplier Agent, Supplier may comply with this Section 11.7 with respect to such Supplier Agent by providing LS&Co. with notice as soon as practicable after engaging such Supplier Agent, provided that all other provisions of this Section 11.7 shall apply to such Supplier Agent. “Non-Critical Services” means services performed by a Supplier Agent that do not require interaction between Service Recipients and such Supplier Agent (including its personnel), that are administrative in nature and that do not entail access on the part of such Supplier Agent to any LS&Co. Data or Systems. LS&Co. may request, by notice, that Supplier replace any Supplier Agent for the reasons stated in such notice. After receipt of such notice, Supplier shall have 5 days in which to investigate the matters stated and discuss its findings with LS&Co. In the event that, following that 5 day-period, LS&Co. still requests replacement of the Supplier Agent, Supplier shall cease using such Supplier Agent to provide the Services. In the event that, in its discretion, LS&Co. believes that any Supplier Agent (or individual retained by such Supplier Agent) is a threat to the health, safety or security of any of LS&Co.’s, an Affiliate’s or a third party’s personnel, data or property, or threatens to be, or is in breach of the terms of this Agreement or any LS&Co. Policy, then Supplier shall remove that Supplier Agent from the provision of the Services immediately and, without limiting the foregoing, LS&Co. shall have the right to restrict such Supplier Agent’s access to any LS&Co. Service Location or System in its sole discretion.

11.8 Non-Solicitation. During the Term and Termination Assistance Period and for 1 year thereafter, neither Party nor their respective agents shall solicit the employment of any employee of the other Party without the prior written consent of such Party. It shall not be a violation of this Section 11.8 for: (a) a Party to advertise for personnel in generally available media, including through newspaper advertising, the internet, job fairs, recruiters and similar methods, and to hire the other Parties personnel that contact that Party as a consequence of such advertising; or (b) a Party to solicit or employ any person who approaches that Party solely on his or her own initiative with no direct or indirect solicitation or encouragement on the part of that Party.

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11.9 Co-Employment. Supplier agrees and acknowledges, for itself and for the Supplier Staff, that the members of the Supplier Staff shall not be entitled to any benefits provided to employees of LS&Co. or its Affiliates, whether consisting of participation in an employee retirement, pension, supplemental compensation, defined contribution or similar plan; workers’ compensation; disability or other similar benefits; unemployment or other similar insurance or otherwise. Supplier agrees and acknowledges, for itself and for the Supplier Staff, that Supplier shall at all times remain the employer of all of its employees (and remain liable for all Supplier Staff) performing the Services and Supplier shall perform all of the responsibilities of an employer under applicable Laws. Supplier acknowledges and agrees that LS&Co. shall have no responsibility for verifying the work authorization status of any of the members of Supplier Staff. For clarity, and without limiting LS&Co.’s rights under this Article 11 to require the removal of individuals from the Supplier Staff, LS&Co. will not have the right under this Article 11 to require Supplier, or any Supplier Agent, to terminate any individual’s employment relationship with Supplier or any Supplier Agent.

12. PROPRIETARY RIGHTS.

12.1 Ownership of Background Technology and Derivative Works. Each Party shall have and retain exclusive ownership of its Background Technology, including any Intellectual Property Rights therein. LS&Co. shall have and retain exclusive ownership of all LS&Co. Derivative Works, LS&Co. Software, Commissioned Materials, and Work Product, in each case including any Intellectual Property Rights therein. Supplier shall have and retain exclusive ownership of all of Supplier Software and Supplier Derivative Works, including any Intellectual Property Rights therein. All rights not expressly granted in this Article 12 with respect to the software, works and materials described in this Section 12.1 are reserved to the owner thereof.

12.2 LS&Co. Software. LS&Co. hereby grants to Supplier, during the Term and Termination Assistance Period, a global, fully-paid up, non-exclusive, non-transferable, license to Use the LS&Co. Proprietary Software and, subject to the terms of the applicable third party agreements (including the confidentiality and use restrictions therein), the LS&Co. Third Party Software; in each case solely as necessary to provide the Services. Supplier may permit, subject to the terms of the applicable third party agreements (including the confidentiality and use restrictions therein), Supplier Agents to Use the LS&Co. Software solely to provide those Services that such Supplier Agents are responsible for providing.

12.3 LS&Co. Data. All LS&Co. Data shall remain the property of LS&Co. Absent LS&Co.’s approval, to be given or withheld in LS&Co.’s sole discretion, LS&Co. Data shall not be: (a) used by Supplier or Supplier Agents other than as required to provide the Services; (b) disclosed, sold, assigned, leased or otherwise provided to third parties by Supplier or Supplier Agents; or (c) commercially exploited in any form (including any individualized, anonymized, or aggregated form) by or on behalf of Supplier or Supplier Agents. Supplier hereby irrevocably assigns, transfers and conveys all of its right, title and interest (if any) in and to LS&Co. Data to LS&Co.

12.4 Supplier Software. Supplier shall provide LS&Co. with access to Supplier Software during the Term and Termination Assistance Period. Prior to using any Supplier Software to provide the Services, Supplier shall: (a) identify and provide LS&Co. with notice of such Software and submit to LS&Co. such information and materials that is necessary for LS&Co.’s review and approval, including

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the Software; (b) with respect to Supplier Third Party Software, use all reasonable efforts to obtain from the applicable vendor the right to assign to LS&Co. or Successor at no cost the applicable software license agreement; and (c) if Supplier is unable to obtain such right, prior to using such Software, notify LS&Co. of the approximate cost of obtaining such right or obtaining a separate license to such Software. Upon LS&Co.’s request, Supplier shall provide LS&Co. with a list of all Supplier Software being used to provide the Services as of the date of such request. Supplier hereby grants to LS&Co. during the Term and Termination Assistance Period a global, fully paid-up, non-exclusive, non-transferable license to Use the Supplier Software in connection with the receipt and use of the Services, and to permit Service Recipients to Use the Supplier Software in connection with the receipt and use of the Services.

12.5 Commissioned Materials. Supplier shall provide to LS&Co. all Commissioned Materials promptly after the completion thereof, including the complete source code and object code of the Software therein. LS&Co. hereby grants to Supplier during the Term and Termination Assistance Period a global, fully-paid up, non-exclusive, non-transferable license to Use the Commissioned Materials solely to provide the Services. Supplier may permit Supplier Agents to Use the Commissioned Materials solely to provide those Services that such Supplier Agents are responsible for providing.

12.6 LS&Co.-Owned Materials. Supplier hereby does, and shall cause all Supplier Agents to, irrevocably and unconditionally assign to LS&Co. upon creation without further consideration all right, title, and interest in any LS&Co. Derivative Works, Commissioned Materials, and Work Product and any Derivative Works of the foregoing (collectively, “LS&Co.-Owned Materials”), and all Intellectual Property Rights therein. If any Intellectual Property Rights, including artists’ rights and moral rights, in LS&Co.-Owned Materials, cannot (as a matter of law) be assigned by Supplier or Supplier Agents to LS&Co. as provided above, then: (a) Supplier unconditionally and irrevocably does, and shall cause all Supplier Agents to, waive the enforcement of such rights and all claims and causes of action of any kind against LS&Co. with respect to such rights; and (b) to the extent Supplier or Supplier Agents cannot (as a matter of law) make such waiver, Supplier unconditionally grants, and shall cause all Supplier Agents to grant, to LS&Co. an exclusive (without reservation), perpetual, irrevocable, worldwide, fully-paid, royalty-free, transferable license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights: (i) to reproduce, create Derivative Works of, distribute, publicly perform, publicly display, and digitally perform, and otherwise use and exploit the LS&Co.-Owned Materials in any medium or format, whether now known or hereafter discovered; (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from such Derivative Works; and (iii) to exercise any and all other present or future rights not yet known in the LS&Co.-Owned Materials. Supplier shall not include any of Supplier’s Background Technology in any LS&Co.-Owned Materials unless: (x) Supplier identifies such Background Technology to LS&Co. in advance and in writing; and (y) LS&Co. agrees to such inclusion. Notwithstanding the foregoing, to the extent that Supplier embeds any of Supplier’s Background Technology into any LS&Co.-Owned Materials, Supplier hereby grants to LS&Co. a global, perpetual, irrevocable, fully-paid, royalty-free, non-exclusive, sublicensable license to exercise all Intellectual Property Rights in any of Supplier’s Background Technology included in any LS&Co.-Owned Materials. Supplier hereby assigns, and shall cause all Supplier Agents to assign, to LS&Co. any and all claims, past, present, or future, of any nature whatsoever, Supplier or Supplier Agents may have for infringement, misappropriation, or violation of any Intellectual Property Right assigned to LS&Co. pursuant to this Agreement.

12.7 Further Assurances. Supplier shall, and shall cause all Supplier employees, Supplier Agents and employees and contractors of Supplier Agents (in each case, whether former or current) to: (a) cooperate with and assist LS&Co. and its designees, both during and after the Term, in perfecting,

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maintaining, and enforcing LS&Co.’s or its designees’ rights in all right, title, and interest in any LS&Co.-Owned Materials, including all Intellectual Property Rights thereto; and (b) execute and deliver to LS&Co. any documents or take any other actions as may reasonably be necessary, or as LS&Co. may reasonably request, to perfect, maintain, protect, or enforce LS&Co.’s or its designees’ rights in such materials or otherwise carry out the purpose of this Article 12.

12.8 LS&Co. Marks. Supplier recognizes the validity of all trademarks, service marks, trade names, logos and other indicia of LS&Co. and its Affiliates (and any and all intellectual property rights therein) (collectively, the “LS&Co. Marks”), and the ownership thereof by LS&Co. or the applicable Affiliate, and shall not at any time take any action or fail to act such that the validity of the LS&Co. Marks or LS&Co.’s or any Affiliate’s ownership thereof is called into question. Supplier shall not place any of the LS&Co. Marks on materials developed or produced by Supplier, except with respect to materials delivered solely to LS&Co., without the prior consent of the LS&Co. Governance Executive. Any such use of the LS&Co. Marks shall be limited to the specific consent granted by the LS&Co. Governance Executive hereunder, and shall not be deemed or considered the grant of a license to use such LS&Co. Marks in any other manner or for any other purpose whatsoever. Supplier shall not claim to own or acquire any right, title or interest in any of the LS&Co. Marks or other forms of intellectual property belonging to LS&Co., and all uses of the LS&Co. Marks shall inure to the benefit of LS&Co. Supplier shall immediately discontinue all use of the LS&Co. Marks upon the End Date, and shall not thereafter make any further use thereof. Supplier shall not register or attempt to register the LS&Co. Marks or any other trademark that may be confusingly similar to the LS&Co. Marks. Supplier shall not dispute or contest the validity, enforceability or ownership of the LS&Co. Marks and shall notify LS&Co. promptly of any attempt by any unauthorized person to use the LS&Co. Marks of which Supplier becomes aware.

13. DATA.

13.1 Correction and Reconstruction. Supplier shall, at its cost and expense, promptly correct any errors or inaccuracies in the reports and other deliverables provided to LS&Co. under this Agreement. Supplier shall, at its cost and expense: (a) develop and maintain procedures for the reconstruction of lost, corrupted, altered or destroyed LS&Co. Data; (b) promptly notify LS&Co. of any errors in, or destruction, loss, or accidental, unauthorized or unlawful alteration of, any LS&Co. Data caused by Supplier or Supplier Agents; (c) promptly correct errors in, or destruction, loss or alteration of, any LS&Co. Data caused by Supplier or Supplier Agents (including correcting or reconstructing such LS&Co. Data); provided that Supplier’s obligation shall be limited to the extent that LS&Co. would have, in the ordinary course of business, reasonably incurred the cost of comparable internal and external resources to correct and/or reconstruct such LS&Co. Data taking into account all the relevant facts and circumstances (including the LS&Co. Data at issue and the potential to complete the correction and/or reconstruction of that LS&Co. Data (for example, the extent to which the applicable LS&Co. Data is captured in transaction logs, offline formats or in the memory of LS&Co. personnel)). At LS&Co.’s request and expense, Supplier shall promptly correct, to the extent possible in light of all the facts and circumstances, any errors in, or destruction, loss, or accidental, unauthorized or unlawful alteration of, LS&Co. Data caused by LS&Co or LS&Co. Agents.

13.2 Provision of Data. Upon request by LS&Co. for any reason and at any time during the Term and Termination Assistance Period, Supplier shall: (a) promptly provide to LS&Co., in the format and on the media requested by LS&Co., all or any part of LS&Co. Data; and (b) erase or destroy all or any part of LS&Co. Data in Supplier’s possession, in each case to the extent so requested by LS&Co. Any archival tapes containing LS&Co. Data shall be used by Supplier and Supplier Agents solely for back-up purposes. Supplier shall not withhold any LS&Co. Data for any reason, including as a means of resolving any dispute.

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13.3 Data Privacy. Supplier shall comply with all applicable Data Protection Laws. To the extent necessary to comply with any Data Protection Laws, the Parties shall, or as appropriate cause their respective Affiliates to, execute a data privacy agreement substantially in the form required by LS&Co. and to make such amendments to such agreement as may be required under applicable Data Protection Laws from time-to-time. Supplier shall: (a) not do, or omit to do, anything that would cause, or may reasonably be expected to cause LS&Co. to breach any Data Protection Laws; (b) only process LS&Co. Personal Data as necessary to perform its obligations under this Agreement and as specifically permitted by this Agreement, or as otherwise expressly instructed by LS&Co.; (c) comply with all instructions of LS&Co. related to the processing of LS&Co. Personal Data; and (d) process LS&Co. Personal Data at the Service Locations specified in Exhibit 7 for such Processing and not transfer LS&Co. Personal Data across country borders unless expressly authorized by LS&Co. and with respect to the LS&Co. Personal Data collected within the European Economic Area (“EEA”) or otherwise subject to the Data Protection Laws in the EEA, only in accordance with Section 13.8.

13.4 Processing of Personal Data. Where, in performing obligations under this Agreement, Supplier processes LS&Co. Personal Data on behalf of LS&Co., Supplier shall: (a) not disclose such LS&Co. Personal Data to any person unless LS&Co. has given its prior consent to such disclosure; (b) promptly notify LS&Co. if it receives any request from an individual (being also identified as a “Data Subject”) to have access to, or rectification of, LS&Co. Personal Data or any request not to receive marketing material or any objection or complaint in respect of its data processing activities and at its own cost provide such assistance as may reasonably be requested including providing LS&Co. with a copy of any LS&Co. Personal Data processed in relation to the requesting individual; (c) promptly deal with inquiries from LS&Co. in relation to the processing of LS&Co. Personal Data; (d) restrict access to LS&Co. Personal Data to only those Supplier Staff who have a need to know for the purposes of providing the Services, and take all reasonable steps to ensure the reliability of Supplier Staff that will or may have access to LS&Co. Personal Data; and (e) permit LS&Co. to inspect any of the Supplier’s facilities (excluding portions of shared facilities occupied by other customers of Supplier, to the extent that LS&Co. access would jeopardize or infringe privacy rights of such other customers) where any LS&Co. Personal Data is held or processed, to enable LS&Co. to assess whether or not the Supplier is complying with its obligations with respect to LS&Co. Personal Data under this Agreement and the Data Protection Laws.

13.5 Data Security. Supplier shall establish, implement and maintain appropriate technical, administrative, physical and organizational security measures and controls, and other safeguards to ensure against the unauthorized or unlawful processing of any LS&Co. Personal Data and the accidental or unauthorized destruction, loss, alteration, disclosure, unavailability or access to LS&Co. Data in the possession of or under the control of Supplier and during the electronic transmission, storage, and shipping thereof, that comply with the applicable LS&Co. Policies and Data Protection Laws and that are at least equal to the highest of the following: (a) industry standards for security management, including ISO 27001 (Information technology — Security techniques — Information security management systems — Requirements), ISO 27002 (Information technology — Security techniques — Code of practice for information security management) and payment card industry (“PCI”) standards applicable to providers of services the same as or similar to the Services and the Service Locations; and (b) any higher standard required by Law. Supplier shall implement such technical, administrative, physical and organizational security controls, and other such safeguards prior to Supplier’s provision of a Service or part of a Service.

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Supplier shall notify LS&Co. prior to any change that is made with respect to such technical, administrative, physical and organizational security controls, and other such safeguards.

13.6 Breach or Potential Breach; Notification Requirements. In the event Supplier or Supplier Agents discovers or is notified of a breach or potential breach of security relating to LS&Co. Data or any breach or potential breach of this Article 13 or any Data Protection Laws, Supplier shall (a) immediately notify the LS&Co. Governance Executive of such breach or potential breach (including providing the LS&Co. Governance Executive with an initial security risk assessment); (b) investigate such breach or potential breach and prepare a report of the breach or potential breach and corrective action taken; (c) coordinate with LS&Co. with respect to any communication of such breach or potential breach; (d) take such steps as are deemed necessary by LS&Co. to protect those individuals and/or Data Subjects affected or potentially affected by the breach or potential breach, whether due to actual or potential fraud, identity theft or otherwise; (e) provide full, prompt and good-faith cooperation as requested by LS&Co. in investigating and addressing any such breach or potential breach, including making available personnel with sufficient knowledge to work with LS&Co. to resolve any breach or potential breach and determine the scope of the breach or potential breach; and (f) in the case of an actual breach remediate the effects of the breach. In the event of a breach attributable to an act or omission of Supplier, as part of such remediation, Supplier shall: (w) pay all cost and expense of LS&Co.’s compliance with any of LS&Co.’s notification obligations, including LS&Co.’s compliance with Laws relating to the notification of individuals and entities who information may have been disclosed in connection with the breach, as well as the costs of credit monitoring services for affected individuals; (x) provide LS&Co. with a root cause analysis on the breach; (y) provide LS&Co. with a corrective action plan acceptable to LS&Co.; and (z) provide LS&Co. with assurance satisfactory to LS&Co. that such breach shall not recur. If any security breach or a breach of this Article 13 or of any Data Protection Laws requires LS&Co. to make a disclosure to any third party, LS&Co. shall be solely responsible for making that disclosure and Supplier and Supplier Agents shall cooperate with LS&Co. in formulating the disclosure. Supplier and Supplier Agents shall not make any disclosure regarding a security breach, a breach of this Article 13 or of any Data Protection Laws without LS&Co.’s prior consent, which may be withheld at LS&Co.’s sole discretion. Supplier shall promptly provide to LS&Co. any information or records that are requested by any Governmental Authority or otherwise required to answer any inquiries from any Governmental Authority.

13.7 Protection of LS&Co. Data. Supplier shall develop and, subject to LS&Co.’s prior approval, implement policies to: (a) segregate all LS&Co. Data from that of any other Supplier client; and (b) restrict access to LS&Co. Data so that Supplier Agents providing services to any business that is competitive with LS&Co. do not have access to LS&Co. Confidential Information.

13.8 Overseas transfers of LS&Co. Personal Data. Supplier may only transfer LS&Co. Personal Data processed in circumstances where EEA Data Protection Laws apply to a country outside the EEA with the specific and prior written agreement of LS&Co. Where such LS&Co. Personal Data is transferred outside the EEA, the Parties agree that the transfer of such data shall be in accordance with the standard contractual clauses for the transfer of Personal Data to data processors established in third countries (Commission Decision 2010/87/EU) (the “Data Protection Model Clauses”). In order to give effect to this Section 13.8, Supplier agrees to enter into the Data Protection Model Clauses in complete and un-amended form (except with respect to the completion of required content and non-substantive adjustments to give meaning to required content) with each relevant EEA-based LS&Co. Affiliate as LS&Co. may specify, and that each executed version of the Data Protection Model Clauses shall form part of this Agreement.

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13.9 Supplier Agents. Supplier shall procure that Supplier Agents contractually agree in writing to comply with obligations in relation to the processing of LS&Co. Personal Data which are equivalent to those set out in this Article 13. For the avoidance of doubt, this shall include an obligation on the Supplier to procure that each such Supplier Agent signs up to the Data Protection Model Clauses in accordance with Section 13.8, where required by LS&Co.

14. CONTINUED PROVISION OF SERVICES.

14.1 Disaster Recovery Plan. Without limiting Supplier’s other obligations and responsibilities in this Agreement, Supplier shall develop, for LS&Co.’s review and approval, advanced arrangements and procedures to respond to an event or occurrence that could suspend, delay, inhibit or prevent performance of the Services, which arrangements and procedures, at a minimum, address the requirements specified in Exhibit 17 (a “Disaster Recovery Plan”) for each Service Location. Supplier shall implement each such plan in accordance with the requirements in this Agreement and the applicable Disaster Recovery Plan. Notwithstanding the foregoing, Supplier shall be responsible for all disaster recovery activities at all of the Service Locations as of the Applicable Commencement Date. Subject to the terms of the applicable Disaster Recovery Plan and Statement of Work, Supplier’s disaster recovery obligations with respect to each Service Location shall be to use its best efforts to ensure that in the event of a disaster the Services continue unaffected, including any dependencies the Services may have on Supplier Agents and in accordance with the applicable Service Levels. Supplier shall: (a) continuously review and update each Disaster Recovery Plan, including as required to reflect any New Services, Changes or changes to the manner of performance or delivery of the Services, and provide LS&Co. with updated versions promptly upon any change. Supplier shall consult LS&Co. regarding updates to a Disaster Recovery Plan and shall not make any changes without obtaining the consent of LS&Co.; (b) test (and re-test as necessary) the operability of the Disaster Recovery Plan; (c) permit LS&Co., at its own expense, to observe any test or re-test of the operability of each Disaster Recovery Plan; (d) provide LS&Co. with any reports relating to any test or re-test of the operability of each Disaster Recovery Plan; and (e) certify to LS&Co. at least twice during every 12-month period that each Disaster Recovery Plan is fully operational. Supplier shall immediately notify LS&Co. of any disaster and implement the Disaster Recovery Plan upon the occurrence of a disaster. In the event of a disaster, Supplier shall not increase the Charges or charge LS&Co. usage or other variable fees. In the event of uncertainty or a dispute regarding whether an event constitutes a disaster under the Disaster Recovery Plan, LS&Co. shall be entitled to determine in its reasonable discretion whether such event constitutes a disaster and such determination shall be binding on Supplier. Supplier must provide, at LS&Co.’s request, evidence of Supplier’s capability to meet any Regulatory Requirements concerning business continuity. In addition, Supplier consents to LS&Co. providing any third party with access to a Disaster Recovery Plan to enable that third party to audit the Disaster Recovery Plan in accordance with the audit rights in any agreement between LS&Co. and that third party. Supplier shall consult and cooperate with LS&Co. and assist LS&Co. in its development and refinement of LS&Co.’s Disaster Recovery Plans and take all steps necessary to ensure that such Disaster Recovery Plans and Supplier’s Disaster Recovery Plans are compatible with each other, responsive to the changes in the Services and compliant with all Regulatory Requirements. Supplier shall participate to the extent required by LS&Co. in the implementation of LS&Co.’s Disaster Recovery Plans, cooperate with and participate in LS&Co.’s tests of its Disaster Recovery Plans and consult with LS&Co. and provide reasonable assistance to LS&Co. in connection with LS&Co.’s efforts to continually update and improve LS&Co.’s Disaster Recovery Plans.

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14.2 Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or a similar cause beyond the reasonable control of such Party (but specifically excluding labor and union-related activities with respect to Supplier’s or Supplier Agents’ workforces, failures of Supplier Agents, and inability to obtain supplies) (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions undertaken by the Party claiming a Force Majeure Event, then such Party shall be excused for such non-performance, hindrance or delay of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use all reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans and other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Supplier’s obligation to provide either normal recovery procedures or any other disaster recovery services described in Section 14.1. Supplier shall not have the right to any additional payments from LS&Co. as a result of its efforts to provide Services during a Force Majeure Event.

14.3 Alternate Source. If the performance of all or a portion of the Services is prevented, hindered or delayed for more than 24 hours in the case of critical Services, or more than 2 calendar days in the case of all other Services, LS&Co. may procure the affected Services from an alternate source and LS&Co. shall not be required to pay the Charges associated with such Services during the period of any such nonperformance. If the performance of all or a portion of the Services is prevented, hindered or delayed for more than 15 calendar days, LS&Co., at its sole discretion, may: (a) terminate any portion of the Agreement affected by the nonperformance, hindrance or delay; or (b) terminate the entire Agreement, in each case as of the date specified by LS&Co. in a notice of termination to Supplier at least 5 calendar days prior to the termination and without payment of any Termination Charge.

14.4 Allocation of Resources. Whenever a Force Majeure Event or a disaster causes Supplier to allocate limited resources between or among Supplier’s customers, Supplier shall not provide to any other customers of Supplier priority over LS&Co. Supplier shall not redeploy or reassign any Key Supplier Personnel to another account in the event of a Force Majeure Event.

14.5 Step-in Rights. In the event (a) of a material disruption to a Service (including a disruption arising out of a Force Majeure Event), (b) of repeated Service performance failures (provided that LS&Co gives notice to Supplier of such repeated Service performance failures and LS&Co.’s intent to exercise its step in rights and provides Supplier with a reasonable period, not to exceed 30 days, to cure such Service performance failures) or (c) LS&Co. is directed, or required, by a Law or Governmental Authority to step in, LS&Co. may, in each case, step in and supervise or perform, or designate an LS&Co. Agent to step in and supervise or perform, Supplier’s performance of the impacted Services, until such time that Supplier can demonstrate the ability to resume the performance of such Services (the date LS&Co. steps-in, the “Step-In Date”). Supplier shall be liable for LS&Co.’s costs and expenses incurred as a result of exercising its rights under this Section. LS&Co.’s exercise of its rights under this Section shall not constitute a waiver by LS&Co. of any rights it may have (including LS&Co.’s rights to terminate this Agreement) before, on or after the Step-In Date. Supplier shall cooperate with LS&Co. in respect of such step-in including by providing access to Software, Equipment and Service Locations and any other assistance and information requested by LS&Co., including by providing LS&Co. space at the Supplier Service Locations. In the event LS&Co. exercises its right to terminate this Agreement in whole or in part in connection with the events giving rise to a step-in, LS&Co. may initiate or continue to exercise its step-in rights during the Termination Assistance Period. If LS&Co. exercised its step-in rights, LS&Co. may elect to cease exercising its right to step-in at any time by giving notice to Supplier

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(“Step-Out Notice”). Within 3 business days after the Step-In Date, Supplier shall develop a plan to demonstrate to LS&Co. how it shall resume the proper performance of the applicable Services (“Step-Out Plan”), and shall provide such Step-Out Plan to LS&Co. for approval. Approval by LS&Co. of the Step-Out Plan shall not constitute a waiver by LS&Co. of any rights it may have if Supplier is unable to perform any of its obligations in accordance with the terms of this Agreement after the Step-Out Date. The Step-Out Plan and delivery of the Services shall remain Supplier’s responsibility. Following receipt and review of any Step-Out Plan, LS&Co. shall either (a) confirm the date for resumption of the affected Services by Supplier as being the date set out in the Step-Out Notice or (b) revise the date to reflect the time to implement the Step-Out Plan and the state of readiness of Supplier; which date shall be no later than 30 days after the resumption of the Services by Supplier. The date notified by LS&Co. under clause (a) or clause (b) shall be the “Step-Out Date”. Once LS&Co. has notified Supplier of a Step-Out Date, Supplier shall devote all necessary resources to implement the Step-Out Plan such that delivery of the affected Services by Supplier is restored to the Service Levels, and that the affected Services are delivered in accordance with all other provisions of this Agreement and the applicable Statements of Work, from the Step-Out Date. During any step-in period, the Parties shall meet at least weekly to discuss progress toward remedying the event which gave rise to exercise of the step-in right, including deciding whether or not Supplier can resume performance of the affected Services. By exercising its right to step-in LS&Co. shall not, and shall not be deemed to, assume any obligation to resolve the event giving rise to its right to step-in or relieve Supplier of any obligation or liability in relation to that event or relieve Supplier of any of its other obligations or liabilities under this Agreement and any applicable Statements of Work.

15. PAYMENTS.

15.1 Charges. In consideration of Supplier providing the Services, LS&Co. shall pay to Supplier the Charges as specified in this Agreement. Except as expressly set forth in this Agreement, there shall be no charges or fees payable by LS&Co. in respect of Supplier’s performance of its obligations pursuant to this Agreement. Periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

15.2 Invoices. For each month after the first Commencement Date, Supplier shall invoice LS&Co. for the Charges applicable to the Services provided during such month. Supplier’s monthly invoices shall: (a) be provided within 10 days after the last day of the month; (b) be in a form and format requested by LS&Co.; and (c) contain detailed information regarding the Charges as is requested by LS&Co., including information necessary to determine the accuracy of the Charges in each such invoice.

15.3 Timeliness of Invoices. Supplier shall invoice all Charges within 90 days after the month in which the Services were rendered or the expense incurred. If Supplier fails to invoice such Charges within 90 days LS&Co. shall be under no obligation to pay and Supplier shall waive any right it may have to invoice for and collect such Charges.

15.4 Payment. Subject to Section 15.5, the Charges for a month shall be due and payable to Supplier within [****]* days after the date LS&Co. receives Supplier’s invoice. Nothing in this Agreement shall prevent Supplier from assigning the receivables due to Supplier in accordance with the terms and conditions in this Agreement; provided that the assignee shall obtain no right or cause of action under this Agreement and LS&Co. shall be under no obligation to deal with or respond to the assignee of such receivables, and provided further that, LS&Co. shall only be obligated to make a single payment in accordance with, and subject to, the terms and conditions of this Agreement and shall not be required to make separate payments to Supplier with respect to any invoice or invoiced amounts.

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15.5 Fee Disputes. LS&Co. may withhold invoiced amounts that LS&Co. disputes in good faith, until such dispute is resolved in accordance with the terms of this Agreement, whereupon Supplier shall promptly implement the resolution of that dispute. LS&Co. shall notify Supplier of all such disputes by the date payment under such invoice would otherwise be due. In the event that the amount of disputed payments withheld by LS&Co. pursuant to this Section 15.5 exceeds an amount equal to 3 months of the Base Charges, LS&Co. shall pay such excess amounts into an escrow account. Upon resolution of the applicable dispute, the prevailing party in such dispute shall receive the sum of money subject to the dispute from the escrow agent.

15.6 Unanticipated Changes. In the event of a significant and unanticipated change in technology or business processes during the Term materially reduces Supplier’s cost of providing the Services, Supplier will reduce the Charges by an amount that reflects such reduction.

15.7 Due Diligence. Supplier hereby acknowledges and agrees that LS&Co. has delivered or made available to Supplier all information and documents Supplier has deemed necessary for Supplier to commit to its obligations under this Agreement in accordance with its terms. Supplier shall not be relieved of any of its obligations under this Agreement, or alter, increase or add any fees or charges related to this Agreement, as a result of its failure to review the foregoing information and documents or any documents referred to therein or its failure to request any information or documents from LS&Co.

15.8 No Other Charges. Except as otherwise expressly set forth in Exhibit 4, or elsewhere in this Agreement, all costs and expenses relating to Supplier’s performance of the Services (including all costs and expenses related to the acquisition, maintenance and enhancement of Software and Equipment, travel and lodging, document reproduction and shipping, computers and office equipment used by Supplier Staff, and all telephone charges) are included in the Charges and shall not be charged to or reimbursed by LS&Co. Except as expressly provided in Exhibit 4, there shall be no periodic adjustments to the Charges during the Term (e.g., cost-of-living increases or inflation indexes).

15.9 No Payment for Unperformed Services. If Supplier fails to provide any Services, the Charges shall be adjusted in a manner such that LS&Co. is not responsible for the payment of any Charges for Services that Supplier fails to provide.

15.10 Local Country Agreements. Where required, in LS&Co.’s judgment, under applicable local Law to fulfill the obligations of the Parties under this Agreement, each Party shall cause the applicable Supplier or Supplier Affiliate entity and the applicable LS&Co. or LS&Co. Affiliate entity to enter into a local country addendum in the form set forth in Exhibit 16 (a “Local Country Agreement”). Notwithstanding the foregoing, each of the Parties shall instruct their respective Affiliates receiving or providing Services in such countries to comply with the applicable terms of this Agreement. With respect to each Local Country Agreement, unless otherwise provided in such Local Country Agreement, Supplier shall be fully responsible and liable for all obligations of itself or any Supplier Affiliate or Supplier Agent, as may be applicable. LS&Co. shall have the right to enforce this Agreement (including the terms of all Local Country Agreements) on behalf of each LS&Co. Affiliate that enters into a Local Country Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including monetary damages) of each such LS&Co. Affiliate, to the same extent as if LS&Co. were such LS&Co. Affiliate, subject to the provisions of Article 27. Supplier shall have the right to enforce this Agreement (including the terms of all Local Country Agreements) on behalf of each Affiliate that enters into a Local Country Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including monetary damages) of each such Affiliate hereunder, to the same extent as if Supplier were such Affiliate, subject to the provisions of Article 27. Notwithstanding anything to the contrary in any Local Country Agreement, it is the intention of the Parties that any and all disputes arising under or relating to any Local Country Agreement shall be subject to the provisions of Article 22.

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16. TAXES.

16.1 Taxes. LS&Co. and Supplier shall each bear sole responsibility for: (a) its own Income Taxes; (b) all taxes, assessments and other real property-related levies on its respective owned or leased real property; and (c) any sales, use, lease, service, value-added, excise, consumption, stamp duty, goods and services, transfer, or other similar tax, duty or surcharge that is assessed on Equipment, Software or property such Party owns or leases from a third party, or for which such Party is financially responsible under this Agreement. Supplier shall be responsible for any sales, use, lease, service, value-added, excise, consumption, stamp duty, goods and services, transfer, or other similar tax, duty or surcharge that is based upon Supplier’s cost in acquiring, using or providing any materials, supplies, facilities, or services furnished or used by Supplier or Supplier Agents in performing or furnishing the Services including all such taxes, duties and surcharges on Supplier Equipment and Supplier Software. In the event that LS&Co. is required by law to pay withholding taxes on any payment of Charges, then LS&Co. shall deduct such amounts as are necessary and pay the net amount to Supplier after such deduction for withholding taxes. Unless otherwise agreed to by LS&Co., Supplier shall provide all Software in intangible (e.g., electronic) form with no exchange of tangible personal property, and, at LS&Co.’s request, shall provide a certification of compliance with the foregoing requirement.

16.2 Certain Service Taxes. Supplier represents and warrants that, to the best of its knowledge, no sales, use, lease, service, value-added, excise, consumption, stamp duty, goods and services, transfer, or other similar tax, duty or surcharge are applicable to the Charges (collectively, “Service Tax”) in any jurisdiction as of the Effective Date. If at any time on or after the Effective Date, a Service Tax is imposed in any jurisdiction, Supplier shall, in consultation with and subject to LS&Co. approval, take all reasonable steps to mitigate the impact of such Service Tax (including, potentially, providing applicable tax credits to LS&Co. and submitting necessary tax certification forms). If the impact of such Service Tax cannot be fully mitigated, Supplier shall: (a) agree to bear such Service Tax; or (b) negotiate and implement a mutually agreed upon equitable reduction to the applicable Charges. In the event that Supplier does not agree to bear such Service Tax or the Parties cannot agree upon an equitable reduction to the applicable Charges within a reasonable time period, in any case not to exceed 30 days, LS&Co. may: (y) agree to bear such Service Tax; or (z) elect to terminate this Agreement, any Statement of Work or the affected Service in whole or in part as of the date specified by LS&Co. in its notice of termination and without payment of any Termination Charges. If LS&Co. agrees to bear such Service Tax then Supplier shall (subject to the provision of an exemption certificate by LS&Co.) collect and remit such Service Tax legally chargeable to LS&Co. under applicable Law and LS&Co. shall be financially responsible for such Service Tax; provided that Supplier does all things, including providing tax invoices and other documentation, that may be necessary or desirable to enable or assist LS&Co. in claiming any input tax credit, adjustment or refund in relation to any amount of such Service Tax.

16.3 Relocation of Services. Any taxes assessed on the provision of the Services for a particular site resulting from Supplier’s relocating or rerouting the delivery of Services for Supplier’s convenience to, from or through a location other than the Service Location used to provide the Services as of the Effective Date shall be paid by Supplier.

16.4 Segregation of Charges. Supplier shall segregate the Charges into the following separate payment streams on a country-by-country basis: (a) those for taxable Services; (b) those for nontaxable Services; (c) those that relate to a capital expenditure versus an expense; (d) those for which a Service

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Tax has already been paid; and (e) those for which Supplier functions merely as a paying agent for LS&Co. in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. In addition, LS&Co. and Supplier shall cooperate to more accurately determine a Party’s tax liability and to minimize such liability, to the extent legally permissible. Each Party shall provide and make available to the other Party any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.

17. BENCHMARKING.

17.1 Benchmarking Process. LS&Co. may in its sole discretion instruct the Benchmarker to conduct the Benchmarking Process at a time and with regard to any Service Category or combination of Service Categories; except that LS&Co. may not formally initiate a Benchmarking Process with respect to a Service Category more than once annually. As part of the Benchmarking Process, the Benchmarker shall compare the applicable fees to the fees of offerings of a like mix of volumes and types of services offered by other suppliers (including Supplier) to customers who are similarly situated to LS&Co. (“Comparable Deals”). The Benchmarker shall select a representative sample of Comparable Deals from one or more suppliers. The Benchmarker shall normalize the fees for the Comparable Deals utilizing factors suggested by the Parties and approved by the Benchmarker as part of the determination of the Benchmarking Process, which factors may include the scope and volume of the services, the service locations (including geography), the term of the agreement, service levels and the service delivery model.

17.2 Benchmarker. The Benchmarking Process shall be conducted by a Benchmarker chosen by LS&Co. from the list of Benchmarkers specified on Exhibit 11, and LS&Co. shall pay the fees charged by the Benchmarker to conduct the Benchmarking Process. If the Benchmarkers are no longer providing the services required to conduct the Benchmarking Process or are otherwise unavailable at the time LS&Co. elects to conduct the Benchmarking Process, the Parties shall promptly designate a replacement Benchmarker. If the Parties do not agree within 15 days on a replacement Benchmarker, LS&Co. shall designate the Benchmarker in its sole discretion, provided that such Benchmarker shall not be a Supplier Competitor. Supplier shall at its expense cooperate with and assist the Benchmarker and any other third parties involved in the Benchmarking Process, including providing data relating to the provision of the Services, as requested by LS&Co. or the Benchmarker. For clarity, Supplier shall not be required to provide data that reveals its cost to provide the Services in connection with the Benchmark Process except in the case of Pass-Through Expenses.

17.3 Benchmark Results Review. LS&Co. and Supplier shall review the Benchmark Results during the Benchmark Review Period. If either Party has reason to believe that the Benchmarker’s report contains material errors (each, a “Claimed Error”), such Party shall notify the Benchmarker during the Benchmark Review Period of such Claimed Error and shall provide any documentation and information necessary to support the Claimed Error and shall copy the other Party on all such correspondence. The Benchmarker shall review any Claimed Error and meet with the Parties for a time period determined by the Benchmarker to resolve the Claimed Error and make corresponding adjustments to the Benchmarker’s findings, if any, prior to issuing the final benchmarking report (“Benchmarking Report”). If either Party determines that any Claimed Error is not likely to be resolved through additional consultation with the Benchmarker, at such Party’s request, the Claimed Error will be resolved through the alternative dispute resolution process described in Section 17.5 and the resolution of the Claimed Error as set forth in the final report of CPR shall be incorporated into the Benchmarking Report and shall be binding on the Parties.

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17.4 Adjustments. If any Charges paid by LS&Co. to Supplier with respect to a Service Category that is subject to the Benchmark Process are higher than the market price established by the Benchmarker in the Benchmark Results for such Service Category (or, to the extent a market price is not established in the Benchmark Results, the average price of all the pricing results provided by the Benchmarker in the Benchmark Results), Supplier shall then prospectively reduce the Charges in a manner that eliminates such variance. In the event that any Charges paid by LS&Co. to Supplier are more than 10% higher than the pricing contained in the Benchmark Results, Supplier shall reimburse LS&Co. for the cost of the applicable benchmarking. In no event will Supplier increase the Charges as a result of any benchmarking.

17.5 Benchmarking Disputes. If the Parties fail to agree on a replacement Benchmarker in accordance with Section 17.2, or fail to agree to the Benchmarking Process within 30 days after LS&Co. notifies Supplier that it intends to initiate the Benchmarking Process, or if either Party disputes the Benchmark Results, the Parties shall immediately escalate the disputed issues (“Issues”) via the dispute resolution process set forth in Section 22.1; provided that if any unresolved Issues remain after each Party has considered the Issues in accordance with Section 22.1(c), then either Party may submit such Issues to the International Institute for Conflict Prevention & Resolution (www.cpradr.org, “CPR”) and such Issues shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration by three independent and impartial arbitrators, of whom each Party shall designate one in accordance with the ‘screened’ appointment procedure provided in CPR Rule 5.4. The Parties shall use all reasonable efforts to resolve the Issues within 30 days after their submission to arbitration under this Section 17.5 and the decision of the arbitrators with respect to such Issues shall be binding on the Parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq. and judgment upon the decision rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California. If a Party fails to participate in the dispute resolution procedures described in Article 22, the other Party can commence arbitration prior to the expiration of the time periods set forth in Article 22.

18. AUDITS.

18.1 Services. Upon reasonable notice from LS&Co., Supplier and Supplier Agents shall promptly provide LS&Co., LS&Co. Agents (including any external auditors of LS&Co., any internal LS&Co. Agents responsible for evaluating compliance, and any trustees, administrative agents, paying agents, and banks responsible for monitoring or managing LS&Co.’s compliance with its debt and other covenants), and any of LS&Co.’s regulators (collectively, “Auditors”) with: (a) access to any facilities, personnel and information technology systems under Supplier or Supplier Agents’ control; and (b) any assistance and information the Auditors may require, in each case for the purpose of performing audits or inspections of the Services, the Service Locations, the Systems, and the business of LS&Co. relating to the Services (including to verify performance of the Services, the Charges, the use of LS&Co. resources, and regulatory compliance). If any audit by an Auditor designated by LS&Co., a LS&Co. Agent or a regulatory authority results in Supplier being notified that Supplier or Supplier Agents are not in compliance with any Law, this Agreement, or audit requirement, Supplier shall, and shall cause Supplier Agents to, promptly take actions to comply with this Agreement or such Law, or audit requirement. Supplier shall provide Auditors with such assistance as is requested by the Auditors or LS&Co.; except that to the extent that such assistance would require that Supplier increase, in a material manner, the Supplier Staff beyond that which is ordinarily used by Supplier to provide the Services, then Supplier may, in accordance with the Contract Change Process, request that LS&Co. pay the incremental costs related to such material increase.

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18.2 Fee Records. Upon notice from LS&Co., Supplier shall promptly provide LS&Co. and Auditors with access to such financial records and supporting documentation as may be requested by LS&Co., and LS&Co. or Auditors may audit the Charges to determine if such Charges are accurate and in accordance with this Agreement. If any such audit reveals that Supplier has overcharged LS&Co., LS&Co. shall notify Supplier of the amount of such overcharge and Supplier shall promptly pay to LS&Co. the amount of the overcharge, plus Interest calculated from the date of receipt by Supplier of the overcharged amount until the date of payment to LS&Co. If any such audit reveals an overcharge to LS&Co. of an amount equal to 5% of the Charges associated with the audited Services for the audited period, Supplier shall reimburse LS&Co. for the cost of such audit.

18.3 Service Auditor’s Report; Certain Audits.

(a) Supplier shall, at LS&Co.’s expense, provide non-qualified Type II service organization control (“SOC”) 1 and SOC 2 service auditor’s report or reports: (a) prepared by an independent third party and internationally recognized auditor; (b) prepared in accordance with the Service Audit Standards of the internal controls for financial, security, availability, process, integrity, confidentiality and privacy; and (c) covering the Systems in use at any time during the audit period in each Service Location (the “SOC Reports”). Each SOC Report shall be provided by no later than November 1 to LS&Co. and its Auditors for review and comment and shall cover a testing period from September 1 to August 31 of each calendar year. Each SOC Report shall include such matters as are requested by LS&Co. LS&Co. shall review and approve the scope of each SOC Report prior to the start of the audit. Supplier shall consult with LS&Co. regarding the inclusion of appropriate LS&Co.-specific transactions to be sampled in connection with the preparation of the SOC Reports in order to ensure that such reports shall meet LS&Co.’s requirements. Each such SOC Report shall be designed and conducted to facilitate periodic compliance reporting by LS&Co. under the Regulatory Requirements, Sarbanes-Oxley and PCI Standards (to the extent that the PCI Standards are applicable to the Services provided by Supplier). Supplier shall provide LS&Co. within 30 days of a request from LS&Co., a written statement by an officer of Supplier that there has been no change in the internal controls or the successful operation of such controls and systems since the date of the most recent SOC Reports.

(b) Without limiting Supplier’s obligations under Section 18.1, upon LS&Co.’s request, Supplier shall provide LS&Co. or LS&Co. Agents access to any facilities and personnel and equipment under Supplier or Supplier Agents’ control and any assistance and information LS&Co. or the Auditors may require in order to conduct an audit and test (collectively, “Test”) of the Services (including Tests at all LS&Co. Service Locations) for the purpose of determining LS&Co.’s compliance with Sarbanes-Oxley. If any Test reveals deficiencies in internal controls and procedures relating to the Services (as such deficiencies are characterized under the standards of the Public Company Accounting Oversight Board or the standards used by LS&Co. management or LS&Co.’s registered public accounting firm to evaluate LS&Co.’s internal control structure or any other applicable standards, collectively “Standards”), Supplier shall develop and submit to LS&Co. a plan to cure and remediate such deficiencies (the “Cure Plan”) within 10 business days after LS&Co.’s notice of the deficiencies and commence implementation of the Cure Plan immediately after LS&Co.’s approval of such plan, or within another time period agreed by the Parties. After Supplier has implemented the Cure Plan in accordance with this Section 18.3(b), LS&Co. may conduct additional Tests of the Services (including Tests at all LS&Co. Service Locations) to determine LS&Co.’s compliance with Sarbanes-Oxley as such compliance relates to the Services. If such Tests reveal deficiencies in internal controls and procedures relating to the Services (as such deficiencies are characterized under the Standards), which deficiencies arise from Supplier’s failure to implement a Cure Plan properly or Supplier’s failure to perform any other obligations under the Agreement, Supplier shall promptly develop a plan to remedy such deficiencies and implement such plan upon LS&Co.’s approval as soon as reasonably practicable.

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(c) In addition to Supplier’s obligations under Section 18.3(b), Supplier shall correct promptly any deficiencies in internal controls and procedures relating to the Services that are identified by LS&Co. during the Term in connection with any internal control assessment, audit or similar review conducted or report prepared by LS&Co. or a LS&Co. Agent. Without limiting the generality of the preceding sentence, if at any time LS&Co. determines that any matter identified in an audit conducted pursuant to this Article 18 would: (i) be considered a significant deficiency or a material weakness in LS&Co.’s internal control structure and procedures for financial reporting (as such deficiency is characterized under the Standards); (ii) require LS&Co. to disclose the risk of non-compliance to any regulatory body; (iii) prevent LS&Co. management from evaluating and affirming to the effectiveness of its internal control structure and procedures for financial reporting pursuant to Sarbanes-Oxley; or (iv) prevent LS&Co.’s registered public accounting firm from providing an affirmative attestation opinion with respect to LS&Co.’s evaluation described in Section 18.3(c)(iii), then Supplier shall submit to LS&Co. within 10 business days after LS&Co.’s notice thereof a Cure Plan, such that LS&Co. is able to complete the management evaluation and attestation required by Sarbanes-Oxley and Supplier shall implement such plan immediately after LS&Co.’s approval of such Cure Plan, or within another time period agreed by the Parties.

18.4 Record Retention. Supplier shall retain records and supporting documentation: (a) sufficient to satisfy the requirements set forth in this Article 18; (b) as necessary to document the Services and the Charges paid or payable by LS&Co. under this Agreement, including all third party invoices with respect to Pass-Through Expenses; (c) in accordance with LS&Co.’s retention policies and procedures as in effect from time to time; (d) as required by Law; and (e) in any event for at least 7 years after the End Date (unless a shorter period is specified in LS&Co.’s retention policies and procedures).

18.5 Facilities. Supplier shall provide to LS&Co. and LS&Co. Agents, on Supplier’s premises (or, if the audit is being performed on a Supplier Agent, the Supplier Agent’s premises if necessary), space, office furnishings (including lockable cabinets), and utilities as LS&Co. or such LS&Co. Agents may reasonably require to perform the audits described in this Article 18.

18.6 General Audit Procedures.

(a) LS&Co. shall not be given access to: (i) the proprietary information of other Supplier customers; (ii) Supplier locations that are not related to LS&Co. or the Services; or (iii) Supplier’s internal costs.

(b) In performing audits, the Auditors shall use commercially reasonable efforts to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services in accordance with the Service Levels. Where an Auditor desires to install any audit Software within Supplier’s environment, the installation and operation of such Software shall be subject to Supplier’s approval through its change management process.

(c) Following any audit, LS&Co. shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, a conference with Supplier to review any issues identified in the audit that LS&Co. will request Supplier to remediate; provided that LS&Co. shall not be obligated to provide any information that in LS&Co.’s reasonable opinion relates to, or may relate to, a dispute between Supplier and LS&Co.

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(d) In performing audits, the Auditors and their internal and external auditors, inspectors, regulators or other representatives shall comply with Supplier’s standard, reasonable physical and information security procedures and shall cause external Auditors (other than government Auditors) to execute a confidentiality agreement substantially similar to the agreement set forth on Exhibit 10 (“LS&Co. Agent NDA”). External Auditors designated by LS&Co. shall not be Supplier Competitors; provided that if a Supplier Competitor is in LS&Co.’s reasonable judgment the only entity that can perform an audit effectively with respect to a portion of the Services (e.g., because such Supplier Competitor is the only party able to assess a technology platform competently), such Supplier Competitor may perform the audit so long as such Supplier Competitor executes the LS&Co. Agent NDA.

(e) If the scope of any information revealed to LS&Co. during an audit must be limited in order to enable Supplier to adhere to its confidentiality obligations to other Supplier customers, Supplier shall notify LS&Co. of the scope of such limitation prior to the beginning of such audit and that limited portion of the audit shall be conducted by an independent third party auditor acceptable to Supplier and LS&Co. and such auditor shall conduct the audit without disclosing any confidential information of Supplier’s other customers to LS&Co. PricewaterhouseCoopers or any successor entity that serves as LS&Co.’s regular independent external auditor is conclusively presumed to be acceptable to Supplier for the purpose of this Section 18.6(e).

18.7 Supplier Audits. Within 10 days following receipt, Supplier shall make available to LS&Co. the findings of any review or audit conducted on Supplier, Supplier Affiliates or Supplier Agents (including internal and external auditors), to the extent such findings reflect conditions and events which have an impact on the Agreement or the Services.

19. CONFIDENTIALITY.

19.1 General Obligations. All Confidential Information relating to or obtained from LS&Co. or Supplier shall be protected from unauthorized use and disclosure by the receiving Party to the same extent and in at least the same manner as such Party protects its own confidential information of a similar nature (and in no event with less than reasonable care), and neither Party shall use the Confidential Information of the other Party except as necessary to provide, receive or use the Services. Neither LS&Co. nor Supplier shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, directors, agents, professional advisors, contractors (including the Benchmarker), subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates (collectively, “Permitted Parties”), to the extent such disclosure is not restricted under any Third Party Contract, any LS&Co. Consents or any Laws or Governmental Approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided that such Permitted Parties that are employees, officers, or directors of a Party are under a duty to maintain the confidentiality of such information that is no less restrictive than the obligations contained in this Article 19 and all other Permitted Parties have previously executed a written confidentiality agreement with respect to Confidential Information that imposes confidentiality obligations no less restrictive than those contained in this Article 19; and provided further that the receiving Party shall take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by any of the receiving Party’s Permitted Parties The receiving Party shall be liable for any act by a Permitted Party to whom it has disclosed the disclosing

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Party’s Confidential Information which act constitutes a breach of the obligations under this Article 19. The obligations in this Article 19 shall not restrict any disclosure as required by any Law (provided that the recipient shall give prompt notice to the disclosing Party of such requirement and cooperate, upon the disclosing Party’s request, in obtaining a protective order with respect to such information).

19.2 Unauthorized Acts. Without limiting a Party’s rights with respect to a breach of this Article 19, each Party shall: (a) promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party; (b) promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information; (c) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its Intellectual Property Rights; and (e) promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information. Each Party shall bear the cost it incurs as a result of compliance with this Article 19.

19.3 Injunctive Relief. The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Article 19 or other confidentiality provisions of this Agreement. In the event of such breach, the injured Party may be entitled to seek injunctive relief and any and all other remedies available at law or in equity. This Section 19.3 in no way limits the liability or damages that may be assessed against a Party in the event of a breach by that Party of any of the provisions of this Article 19.

19.4 Return of Confidential Information. Except as necessary for LS&Co. to receive the benefit of the Termination Assistance Services or the licenses granted under Article 25 or Article 12, the receiving Party shall return or destroy (at the disclosing party’s option) Confidential Information of the disclosing party in the receiving party’s (or its agents’) possession: (a) upon the request of the disclosing party with respect to all or the requested portion of such Confidential Information (provided that such request would not hinder the delivery or receipt of the Services); and (b) on the End Date with respect to all such Confidential Information.

19.5 Maintenance of Records in the United States. All LS&Co. Confidential Information shall, at all times during the Term and any Termination Assistance Period, be physically located in, or on media that is physically stored in the United States, and shall not be stored outside of the United States or accessible from outside of the United States; provided, however, that Supplier may physically store LS&Co. Confidential Information outside of the United States under the following circumstances: (a) if storage outside of the United States is specifically called for in a particular Statement of Work, and then only to the extent and for the purposes specifically identified in the Statement of Work; (b) to the extent necessary for Supplier to monitor and manage its performance of the Services and to provide invoices to LS&Co. in accordance with this Agreement (but excluding, for greater certainty, any information regarding the business and operations of LS&Co.); and (c) on a temporary basis to the extent required to perform the Services in accordance with this Agreement and in compliance with any applicable security requirements set out in this Agreement, provided that Supplier destroys such LS&Co. Confidential Information as soon as it is no longer necessary to store such information outside of the United States in order to perform the Services.

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20. REPRESENTATIONS AND WARRANTIES.

20.1 By LS&Co. LS&Co. represents and warrants that: (a) LS&Co. is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; (b) LS&Co. has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by LS&Co. has been duly authorized by LS&Co.; (c) LS&Co. is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on LS&Co.’s ability to fulfill its obligations under this Agreement; and (d) LS&Co. is in compliance with all Laws applicable to LS&Co.’s obligations under this Agreement and has obtained all applicable material permits and licenses required of LS&Co. in connection with its obligations under this Agreement.

20.2 By Supplier. Supplier represents and warrants that: (a) Supplier is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the Republic of India; (b) Supplier has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Supplier has been duly authorized by Supplier and shall not conflict with, result in a breach of, or constitute a default under any other agreement to which Supplier is a party or by which Supplier is bound; (c) Supplier is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement; (d) Supplier is in compliance with all Laws applicable to Supplier’s obligations under this Agreement and has obtained all applicable permits and licenses required of Supplier in connection with its obligations under this Agreement; (e) there is no outstanding litigation, arbitrated matter or other dispute to which Supplier is a party which, if decided unfavorably to Supplier, would reasonably be expected to have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement; and (f) Supplier and Supplier Agents have full power and authority to grant LS&Co. the rights granted herein without the consent of any other party and any materials developed or furnished by Supplier and Supplier Agents to LS&Co. are free of any and all restrictions, settlements, judgments or adverse claims.

20.3 DISCLAIMER. EXCEPT AS SPECIFIED IN SECTION 20.1 AND SECTION 20.2, NEITHER LS&CO. NOR SUPPLIER MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR THE SYSTEMS OR EQUIPMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

21. ADDITIONAL COVENANTS.

21.1 By LS&Co. LS&Co. covenants and agrees with Supplier that during the Term and the Termination Assistance Period LS&Co. shall comply with all Laws applicable to LS&Co. in the performance of this Agreement, and, except as otherwise provided in this Agreement, shall obtain all applicable material permits and licenses required of LS&Co. in connection with its obligations under this Agreement.

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21.2 By Supplier. Supplier covenants and agrees with LS&Co. that during the Term and the Termination Assistance Period:

(a) Supplier shall (i) provide the Services with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services, (ii) use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services and (iii) implement service delivery practices that are stable, mature and well-managed;

(b) Supplier shall comply with all Laws applicable to Supplier in the performance of this Agreement and shall obtain all applicable permits and licenses required of Supplier in connection with its obligations hereunder;

(c) the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product and any other resources or items used by Supplier or furnished to LS&Co. by Supplier or Supplier Agents in providing the Services (“Materials”), or LS&Co.’s receipt or use of the Materials as contemplated under this Agreement shall not infringe upon the Intellectual Property Rights of any third party;

(d) Supplier shall promptly notify LS&Co. if Supplier learns of any claim, pending or threatened, or any fact upon which a claim could be made, that asserts that the Materials, or LS&Co.’s receipt and use of the Materials as contemplated under this Agreement may infringe upon the Intellectual Property Rights of any third party;

(e) without limiting Supplier’s obligations under the Statements of Work, Supplier shall not, and shall ensure the Supplier Agents shall not, code or introduce into the systems any viruses, trojan horses, worms, spyware, back doors, email bombs, malicious code or similar items (collectively, “Malware”), and shall use all reasonable efforts to prevent Malware from being introduced into the System by any third parties; provided that in the event that Malware is found to have been introduced into the Systems, Supplier shall use it best efforts to mitigate the effects of the Malware and, if the Malware causes a loss of operational efficiency or loss of data, mitigate and restore such losses;

(f) Supplier shall not, and shall ensure that the Supplier Agents shall not, code or introduce Software or Equipment that would have the effect of disabling or otherwise shutting down all or any portion of the Services or the Systems. With respect to any disabling code that may be part of the Software, Supplier shall not invoke such disabling code at any time (whether during or after the Term) for any reason. If at any time the licensor of any Supplier Third Party Software shall invoke or threaten to invoke any disabling code in Supplier Third Party Software licensed to Supplier which could adversely affect the Services, Supplier shall use its best efforts to preclude such action on the part of such licensor;

(g) Supplier and all Supplier Agents shall not make any unauthorized representations on LS&Co.’s behalf or about LS&Co., nor commit or bind LS&Co. other than as specifically authorized;

(h) Supplier or Supplier Agents shall not include in any Commissioned Materials or LS&Co. Derivative Works any software that is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) without LS&Co.’s prior written consent, and to the extent that Supplier uses open source software in the performance of the Services, Supplier shall ensure that such use does not: (i) require or condition the use or distribution of such software on the disclosure, licensing, or distribution of any source code for any portion of such software; or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of LS&Co. to use or distribute such software;

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(i) any Commissioned Materials and other deliverables provided by Supplier pursuant to this Agreement shall be: (i) free from material defects in materials, design and workmanship; (ii) in conformance with any applicable documentation, manuals, specifications or requirements; and (iii) free and clear of any liens, claims, charges, debts or other encumbrances; and

(j) unless otherwise agreed by the Parties, with respect to any Commissioned Materials: (i) if there is any defect or nonconformity, upon notice from LS&Co., Supplier shall promptly, at its sole cost and expense, correct or replace any such defect or nonconformity; and (ii) if Supplier fails to do so within 15 days from receipt of notice (or other time period agreed by the Parties), LS&Co. may at its option either obtain from Supplier any amounts reasonably expended to correct or replace such defect or nonconformity, or terminate the applicable New Service Proposal and obtain a refund of amounts paid for such Commissioned Materials.

22. DISPUTE RESOLUTION.

22.1 Resolution Procedures. Except as otherwise provided below, the Parties shall initially attempt to resolve any dispute arising under or related to this Agreement (a “Dispute”) in accordance with the procedures set forth in this Article 22.

(a) Account Managers. Within 5 business days after either Party furnishes to the other notice of a Dispute, the LS&Co. Governance Executive and the Supplier Governance Executive shall consider the Dispute in person or by telephone and shall attempt to resolve the Dispute for a period of 5 business days. If the Dispute is not resolved, as agreed by the Parties, within such 5 business day period, the Dispute shall be escalated in accordance with Section 22.1(b).

(b) Senior Executives. If a Dispute is not resolved in accordance with Section 22.1(a), the Chief Information Officer (or equivalent position) of LS&Co. and the Vice-President of the Consumer Goods vertical of Supplier (or a Supplier executive at an equivalent level to LS&Co.’s executive) shall meet within 5 business days after a Party’s request to discuss the Dispute in person at a LS&Co. Service Location designated by LS&Co. (or by telephone if requested by LS&Co.) and shall attempt to resolve the Dispute for a period of 5 business days.

(c) Supplier Chief Executive. If a Dispute is not resolved in accordance with Section 22.1(b), Supplier shall make available within 5 business days after LS&Co.’s request Supplier’s Chief Executive to discuss the Dispute with LS&Co. by telephone, or if requested by LS&Co. at an LS&Co. Service Location designated by LS&Co. (in which case, LS&Co. shall provide sufficient notice to Supplier to enable Supplier’s Chief Executive to attend in person at the nominated LS&Co. Service Location) and the Parties shall attempt to resolve the Dispute for a period of 5 business days. Unless the Parties otherwise agree, either Party may pursue its rights and remedies under this Agreement after the expiration of such 5 business day period.

22.2 Exclusions. Notwithstanding the foregoing, no Dispute relating to Section 13.2, Article 19, or Article 25 shall be subject to Article 22. In addition, nothing in this Agreement shall limit either Party’s right to seek immediate injunctive or other equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.

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22.3 Continuity of Services. Supplier acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of LS&Co. Accordingly, in the event of a Dispute between LS&Co. and Supplier, Supplier shall continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

23. TERMINATION.

23.1 Termination for Convenience. LS&Co. may terminate this Agreement, in whole or in part, for convenience by giving Supplier notice of the termination at least [****]* days prior to the termination date specified in the notice.

23.2 Termination for Change in Control of LS&Co. In the event of a Change in Control of LS&Co., LS&Co. may terminate this Agreement by giving Supplier notice of the termination at least [****]* days prior to the termination date specified in the notice.

23.3 Termination for Change in Control of Supplier. In the event of a Change in Control of Supplier, Supplier shall promptly notify LS&Co. of such Change in Control and LS&Co. may terminate this Agreement by giving Supplier notice of the termination at least [****]* days prior to the termination date specified in the notice.

23.4 Termination for Cause.

(a) If: (i) Supplier fails to perform any of its obligations under this Agreement in any material respect or repeatedly fails to perform any of its obligations under this Agreement and the cumulative effect thereof could reasonably be considered material, and does not cure such breach within [****]* days after receipt (the “Supplier Default Cure Period”) of a notice of breach from LS&Co. (the “Supplier Default Notice”); or (ii) an audit conducted under Section 18.3 identifies a material weakness or deficiency in the controls of Supplier and Supplier does not develop and submit a Cure Plan, and implement that Cure Plan within the timeframes specified in Section 18.3, then in each case, LS&Co. may, without limiting LS&Co.’s other rights or remedies under this Agreement, by giving notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in the notice and without payment of any Termination Charge.

(b) If LS&Co. fails to make undisputed material payments due to Supplier and does not cure such default within [****]* days after receipt (the “LS&Co. Default Cure Period”) of a notice of default from Supplier (the “LS&Co. Default Notice”), then Supplier may, by giving notice to LS&Co., terminate this Agreement in whole, as of the termination date specified in the notice of termination. The foregoing is the only circumstance in which Supplier may terminate this Agreement.

23.5 Termination in Case of Insolvency. LS&Co. may, by giving notice thereof to Supplier, terminate this Agreement as of the date specified in such termination notice without payment of any Termination Charge, if: (a) Supplier: (i) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or (ii) shall: (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets; (B) make a general assignment for the benefit of its creditors; (C) commence a voluntary case under the U.S. Bankruptcy Code; (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (E) fail to controvert in a timely and appropriate

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manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code; or (F) take any corporate, partnership or other action for the purpose of effecting any of the foregoing; or (b) a proceeding or case shall be commenced, without the application or consent of Supplier, in any court of competent jurisdiction seeking: (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Supplier or of all or any substantial part of its property or assets; or (iii) similar relief with respect to Supplier under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or (c) an order for relief against Supplier shall be entered in an involuntary case under the Bankruptcy Code. In addition, if Supplier’s credit rating is lowered to “B1” or lower by Moody’s Investor Services, or “B+” or lower by Standard & Poors, then LS&Co. may, by giving notice thereof to Supplier, terminate this Agreement as of the date specified in such termination notice without payment of any Termination Charge.

23.6 Service Level Failures. LS&Co. may, without limiting LS&Co.’s other rights or remedies under this Agreement, by giving [****]* days prior notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in the notice and without payment of any Termination Charge, if: (a) there are [****]* Service Level Failures with respect to the same Critical Service Level within any rolling [****]*-month period; or (b) there are [****]* Service Level Failures with respect to any Critical Service Level within any rolling [****]*-month period.

23.7 Termination for Failure to Replenish Damages Cap. LS&Co. may, without limiting LS&Co.’s other rights or remedies under this Agreement, by giving notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in the notice and without payment of any Termination Charge, if the amount available under a damages cap set forth in Section 27.2 is reduced by [****]* or more as a result of Supplier’s payment of Losses to LS&Co. under Section 27.2 and the Parties are unable after 30 days to renegotiate an adjustment to that damages cap.

23.8 Termination for Failure to Agree on final Statements of Work or Service Levels. LS&Co. may by giving notice to Supplier, and without limiting LS&Co.’s other rights or remedies under this Agreement, terminate the applicable Service Category, in whole or in part, as of the termination date specified in the notice and without payment of any Termination Charge, if the Parties are unable to agree, in accordance with process set forth in Section 2.7 of Exhibit 8, to final Statements of Work and/or Service Levels for the Services in the applicable Service Category that are satisfactory to LS&Co. by the applicable Commencement Date.

24. TERMINATION CHARGES.

24.1 Termination Charges. Exhibit 4 sets forth the amounts that may be payable to Supplier if this Agreement is terminated pursuant to Section 23.1 or Section 23.2 (“Termination Charges”); except that no Termination Charges shall apply with respect to a termination of the Benefits Services, where (a) the effective date of such termination occurs at any time after the expiration of the 24 month period following the Commencement Date applicable to the Human Resource Services; or (b) the Benefits Services are terminated for the purpose of LS&Co. transferring the performance of those Services to a health exchange (and irrespective of when the effective date of termination occurs). Any Termination Charges payable in accordance with Exhibit 4 shall be due and payable on the End Date. Termination Charges to be recovered by Supplier shall be reduced to the extent LS&Co. or its designees assume financial obligations that Supplier would otherwise have incurred as a result of a termination of this Agreement by LS&Co.

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24.2 No Other Termination Charges. Except for the Termination Charges specified in Exhibit 4 and the Stranded Costs payable in the event of a termination pursuant to Section 4.3(d) as a result of an LS&Co. Change in Law, no termination fee or other charge shall be payable by LS&Co. in connection with the termination of this Agreement. In addition, Supplier shall not charge LS&Co. more than once for any amount included in any fee owed pursuant to Exhibit 4 that relates to any resource for which Supplier has already received or shall receive payment.

25. TERMINATION ASSISTANCE AND EXIT RIGHTS.

25.1 Termination Assistance. Upon LS&Co.’s request at any time during the Termination Assistance Period, Supplier shall provide, and shall cause Supplier Agents to provide, all necessary assistance to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to LS&Co. or its designee (the “Successor”) during the Termination Assistance Period, including the Termination Assistance Services, regardless of the reason for the termination, expiration or cessation of Services. The quality and level of performance of the Services during the Termination Assistance Period shall be consistent with the general quality and level of performance of the Services during the Term. Supplier shall not terminate or assign to another job position any of its Supplier Staff working on the LS&Co. account during any Termination Assistance Period. Supplier shall use commercially reasonable efforts to provide assistance in order to ensure that any know-how with regard to the Services is being duly transferred to LS&Co. or a Successor.

25.2 Payment. The Base Charges include all Termination Assistance Services provided by Supplier during the Term, and Supplier shall not charge LS&Co. any variable or other fees for such services. For Termination Assistance Services provided by Supplier after the last day of the Term, Supplier shall provide such services: (a) in the case of Termination Assistance Services that are Services, at the rates in effect for such Services immediately prior to termination or expiration of the Agreement; and (b) for Termination Assistance Services for which no rates exist immediately prior to such termination or expiration, at Supplier’s standard commercial rates then in effect, subject to discounts consistent with the discounts applied under this Agreement. Termination Assistance Services provided after the last day of the Term shall be subject to the provisions of the Agreement as such provisions would have been applicable to the Services prior to the effective date of termination or expiration. Notwithstanding the foregoing, if LS&Co. terminates this Agreement pursuant to Section 23.4(a), Supplier shall provide all Termination Assistance Services to LS&Co. without charge. After the expiration of the Termination Assistance Period, Supplier shall: (y) answer questions from Successors regarding the Services at the applicable time and materials rates for such services set forth in the Agreement; and (z) deliver to LS&Co. or Successor any remaining LS&Co.-owned reports and documentation still in Supplier’s possession.

25.3 Exit Rights.

(a) Provision of LS&Co. Materials. At LS&Co.’s request, Supplier shall, and shall cause Supplier Agents to, deliver to LS&Co., at no cost to LS&Co., a current copy of the LS&Co.-Owned Materials and any other materials in Supplier’s possession to which LS&Co. obtains a license pursuant to this Agreement or otherwise has the right to possess a copy of, in the form used to provide the Services as of the time of LS&Co.’s request (including in object code and source code form in the case of any of the foregoing that are Software). The rights granted to Supplier and Supplier Agents in Article 12 shall

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immediately terminate on the End Date, and Supplier shall, and shall cause Supplier Agents to, destroy or erase all copies of the LS&Co.-Owned Materials then in Supplier’s or Supplier Agents’ possession. Supplier shall, upon LS&Co.’s request, certify to LS&Co. that all such copies have been destroyed or erased.

(b) Supplier Proprietary Software. Upon LS&Co.’s request at any time during the Termination Assistance Period, Supplier shall grant to LS&Co. or Successor, at no cost to LS&Co. or Successor, a global, perpetual, irrevocable, fully paid-up, non-exclusive, non-transferable license to Use, and sublicense to third parties to Use, in connection with LS&Co.’s use, provision (to itself) or receipt from Successor and its agents of services similar to the Services, any or all Supplier Proprietary Software used to provide the Services as of the time of LS&Co.’s request, or, if such request is made after the last day of the Term, used to provide the Services as of the last day of the Term, in each case as requested by LS&Co. Supplier shall deliver to LS&Co. a copy of the foregoing upon LS&Co.’s request. Upon LS&Co.’s request, Supplier shall provide to LS&Co. or Successor support and maintenance services for any Supplier Proprietary Software licensed under this Section 25.3(b) on terms, conditions, and prices agreed upon by Supplier and LS&Co. or Successor, as applicable, which shall in no event be less favorable to LS&Co. or Successor than Supplier’s usual and customary terms, conditions and prices.

(c) Supplier Third Party Software. Upon LS&Co.’s request at any time during the Termination Assistance Period, with respect to Supplier Third Party Software used to provide the Services as of the time of LS&Co.’s request, or, if such request is made after the last day of the Term, then used to provide the Services as of the last day of the Term, Supplier shall, and shall cause Supplier Agents to: (i) assign to LS&Co. or Successor, at LS&Co.’s option, the license agreements for which Supplier obtained assignment rights pursuant to Section 12.4 applicable to such Software; and (ii) use best efforts to transfer, assign or sublicense all Supplier Third Party Software not subject to assigned agreements under Section 25.3(c)(i) to LS&Co. or Successor at no cost such that: (A) LS&Co. may Use, and sublicense to third parties the right to Use, such Software in connection with LS&Co.’s use, provision (to itself) or receipt from Successor of services similar to the Services; or (B) Successor may Use, and sublicense to third parties the right to Use, such Software in connection with the provision of services similar to the Services to LS&Co. Upon LS&Co.’s request, Supplier shall assist LS&Co. or Successor in obtaining directly from third parties any Software or substitute therefor for which LS&Co. or Successor does not assume the applicable third party agreements.

(d) Leases, Service Agreements, and Equipment. Upon LS&Co.’s request at any time during the Termination Assistance Period, Supplier shall, and shall cause Supplier Agents to: (i) assign to LS&Co. or its designee leases for the Equipment used primarily to provide the Services as of the last day of the Term; (ii) assign to LS&Co. any contracts for services provided by third parties and used primarily to provide the Services; and (iii) sell to LS&Co., at the lesser of Supplier’s then-current book value or fair market value, some or all of the Equipment owned by Supplier or Supplier Agents and used primarily to provide the Services (and all user and other documentation in its possession that relates to such Equipment) free and clear of all liens, security interests or other encumbrances and grant to LS&Co. a warranty of title with respect to all such Equipment. Supplier shall also represent and warrant that any leases associated with any such Equipment are not in default and that all payments thereunder have been made through the date of transfer to LS&Co. Upon LS&Co.’s request, Supplier shall, and shall cause Supplier Agents to, assist LS&Co. or Successor in obtaining directly from third parties any third party services for which LS&Co. or Successor does not elect to assume the applicable third party agreements.

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26. INDEMNITIES.

26.1 Indemnity by LS&Co. LS&Co. shall indemnify Supplier, its Affiliates and their respective directors, officers and employees from, and defend and hold Supplier harmless from and against, any Losses suffered, incurred or sustained by Supplier or to which Supplier becomes subject, resulting from, arising out of or relating to any claim:

(a) that the LS&Co. Proprietary Software infringes upon the Intellectual Property Rights of any third party (except to the extent caused by a modification by Supplier or Supplier Agents);

(b) relating to the material inaccuracy, untruthfulness or breach of any representation or warranty made by LS&Co. in Article 20;

(c) relating to: (i) a violation of Law for the protection of persons or members of a protected class or category of persons by LS&Co. or LS&Co. Agents, including unlawful discrimination; (ii) accrued employee benefits not expressly assumed by Supplier; (iii) any representations, oral or written, made by LS&Co. or LS&Co. Agents to the Affected Employees or Affected Contractors; and (iv) any other aspect of the Affected Employees’ or Affected Contractors’ employment or other relationship with LS&Co. or termination thereof by LS&Co. (including claims for breach of an express or implied contract of employment);

(d) relating to LS&Co.’s or LS&Co. Agents’ failure to obtain, maintain or comply with the LS&Co. Consents and LS&Co. Governmental Approvals;

(e) relating to any amounts, including taxes, interest and penalties, assessed against Supplier which are the obligation of LS&Co. pursuant to Article 16;

(f) relating to personal injury (including death) or property loss or damage resulting from LS&Co.’s acts or omissions;

(g) relating to a breach of Article 19;

(h) relating to a breach of any of the covenants in Section 21.1; and

(i) relating to a breach of a Managed Agreement by LS&Co.

LS&Co. shall indemnify Supplier from any costs and expenses incurred in connection with the enforcement of this Section 26.1.

26.2 Indemnity by Supplier. Supplier shall indemnify LS&Co., its Affiliates, the Service Recipients and their respective directors, officers and employees from, and defend and hold LS&Co. harmless from and against, any Losses suffered, incurred or sustained by LS&Co. or to which LS&Co. becomes subject, resulting from, arising out of or relating to any claim:

(a) that the Materials, or LS&Co.’s receipt and use of the Materials as contemplated under this Agreement infringe upon the Intellectual Property Rights or other rights of any third party (except to the extent caused by (i) a modification by LS&Co. or LS&Co. Agents; (ii) Supplier’s incorporation of open source software within any Commissioned Materials, the incorporation of which is specifically and directly mandated by LS&Co. in writing, and provided that the forgoing exclusion shall not apply in the event that Supplier or Supplier Agents knew, or ought reasonably to have known, that such Materials infringed upon the Intellectual Property Rights of a third party);

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(b) relating to the Services or this Agreement brought by a Supplier Agent or personnel thereof, including any disputes between Supplier and Supplier Agents;

(c) by a Supplier customer to whom Supplier provides services from a Supplier Service Location, which claim relates to any LS&Co. Data at such location or Supplier’s provision of Services to LS&Co. from such location;

(d) relating to the inaccuracy, untruthfulness or breach of any certification made by Supplier pursuant to Sections 4.5 or 11.4;

(e) relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Supplier in Article 20;

(f) relating to Supplier’s or Supplier Agents’ failure to obtain, maintain or comply with the Supplier Consents and Supplier Governmental Approvals, or Supplier’s or Supplier’s Agents failure to comply with the LS&Co. Consents;

(g) relating to: (i) a violation of Law for the protection of persons or members of a protected class or category of persons by Supplier or Supplier Agents, including unlawful discrimination; (ii) accrued employee benefits not expressly retained by LS&Co.; (iii) any representations, oral or written, made by Supplier or Supplier Agents to LS&Co. employees or contractors, including the Affected Employees and Affected Contractors; and (iv) any other aspect of the Affected Employees’ or Affected Contractors’ employment or other relationship with Supplier or termination thereof by Supplier (including claims for breach of an express or implied contract of employment);

(h) relating to any amounts, including taxes, interest and penalties, assessed against LS&Co. that are the obligation of Supplier pursuant to Article 16;

(i) relating to personal injury (including death) or property loss or damage resulting from Supplier’s or Supplier Agents’ acts or omissions;

(j) relating to a breach of Supplier’s obligations with respect to LS&Co. Data (including Article 13);

(k) relating to any fine or other penalty imposed by Law arising as a result of a breach of any of Supplier’s obligations under this Agreement;

(l) relating to a breach of Article 19;

(m) relating to a breach of any of the covenants in Section 21.2; and

(n) relating to a breach of Supplier’s obligation to comply with the Applicable Terms.

Supplier shall indemnify LS&Co. from any costs and expenses incurred in connection with the enforcement of this Section 26.2.

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26.3 Obligation to Replace. In the event that any Materials, or LS&Co.’s receipt and use of the Materials as contemplated under this Agreement is, or in LS&Co.’s opinion is likely to be found to infringe upon or misappropriate the Intellectual Property Rights of any third party or enjoined, Supplier shall, with LS&Co.’s consent and at Supplier’s own cost and expense and in such a manner as to minimize disturbance to LS&Co.’s business activities: (a) obtain for LS&Co. the right to continue using the Materials; or (b) modify or replace the Materials, so that it is no longer infringing (provided that such modification or replacement does not degrade the functionality, performance or quality of the affected Materials). In addition to the remedies set forth above, Supplier shall remain responsible for providing Services in accordance with this Agreement. If Supplier is unable, after using all reasonable efforts, to promptly implement the measures described in this Section 26.3 LS&Co. may, upon notice to Supplier: (x) obtain from a third party or itself provide those Services which Supplier failed to provide, and adjust the Charges to account for the corresponding reduction in Services after good faith discussions with Supplier regarding such adjustment; or (y) terminate this Agreement, in whole or in part, without payment of any Termination Charge, as of the date specified by LS&Co. in its notice of termination.

26.4 Indemnification Procedures. If any third party claim is commenced against a person or entity entitled to indemnification under Section 26.1 or Section 26.2 (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than 10 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; except that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section 26.4, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

27. DAMAGES.

27.1 Consequential Damages. Neither LS&Co. nor Supplier shall be liable for any indirect, incidental, special, or consequential damages, arising out of or relating to its performance or failure to perform under this Agreement, even if advised of the possibility of such damages.

27.2 Direct Damages.

(a) Definition of Direct Damages. Notwithstanding the provisions of Section 27.1, Supplier shall be liable to LS&Co. for any direct damages arising out of or relating to Supplier’s performance or failure to perform under this Agreement. For the purposes of this Agreement, the Parties

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agree that direct damages shall include the reasonable: (i) costs of reconstructing or reloading data (including such reconstruction costs as are allocated pursuant to Section 13.1); (ii) costs of implementing and performing work-arounds regarding a service failure; (iii) costs of replacing lost, stolen or damaged goods or materials; (iv) costs to procure replacement services from an alternate source as a result of a failure to perform, to the extent in excess of the applicable Charges; (v) overtime, straight time and other related expenses as a result of a failure to perform; (vi) payments or penalties imposed by a governmental or regulatory body as a result of a failure to comply; (vii) costs incurred by LS&Co. in transitioning the Services to another supplier or to LS&Co.’s internal staff in connection with LS&Co.’s termination of this Agreement in whole or in part in accordance with Section 23.4(a); and (viii) attorney’s fees.

(b) Cap on Direct Damages. Notwithstanding Section 27.2(a), the liability of LS&Co. and Supplier, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for any event, act or omission shall not exceed an amount equal to the sum of the aggregate of Charges paid for the [****]* consecutive month-period immediately preceding the date of the first occurrence of the applicable event, act, or omission giving rise to such damages (or if less than [****]* months have elapsed since the Effective Date, then [****]* times the average monthly Charges paid during the elapsed time since the Effective Date).

27.3 Exclusions. The limitations or exculpations of liability set forth in Section 27.1 (Consequential Damages) and Section 27.2(b) (Cap on Direct Damages) shall not apply to: (a) the failure of: (i) LS&Co. to make payments of undisputed Charges; or (ii) Supplier to issue credits (including Reduced Resource Credits and Service Level Credits) or otherwise make payments due under this Agreement; (b) a Party’s indemnification obligations, as set forth in Article 26 (Indemnities); (c) breaches of Article 4 (Compliance) (excluding breaches of Section 4.6 (Performance Under Third Party Contracts)), Article 12 (Proprietary Rights) and Article 19 (Confidentiality); (d) Supplier obligations with respect to LS&Co. Data (including Article 13 (Data)) including such reconstruction costs as are allocated pursuant to Section 13.1 (Correction and Reconstruction); provided however that Supplier shall not be liable for any lost profits, lost revenue, lost savings and reputational harm (to the extent that the foregoing are consequential damages) to LS&Co. where the foregoing arise directly as a result of an error in, or destruction, loss or alteration of, LS&Co. Data caused by Supplier or Supplier Agents and despite the requirements of Section 13.1 (Correction and Reconstruction) there is no way to actually correct and/or reconstruct the particular LS&Co. Data; (e) liability resulting from the fraud, gross negligence, recklessness, or intentional or willful misconduct of a Party; (f) damages occasioned by Supplier’s wrongful termination of this Agreement, abandonment of work performed or to be performed which work Supplier is otherwise obligated to perform under this Agreement, or willful refusal to provide the Services in a manner not permitted by this Agreement (excluding in connection with a valid termination of this Agreement by Supplier pursuant to Section 23.4(b)); (g) claims arising out of a breach of Supplier’s obligations under or the inaccuracy of a covenant by Supplier in Section 21.2; (h) claims relating to personal injury (including death) or property loss or damage resulting from the acts or omissions of a Party or its Affiliates or, in the case of LS&Co., the LS&Co. Agents and in the case of Supplier, the Supplier Agents; (i) fines, sanctions, damages, judgments or other penalties imposed on a Party by a Governmental Authority in connection with such Party’s breach of applicable Law; (j) any amounts, including taxes, interest and penalties, assessed against a Party that are the obligation of the other Party pursuant to Article 16 (Taxes); and (k) otherwise to the extent that such limitation is not permitted by applicable Law.

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28. INSURANCE.

28.1 Documentation. Supplier shall provide to LS&Co. within 10 business days after the Effective Date evidence of all insurance required hereunder, and thereafter at any time any insurance policy covered in this Article 28 is renewed, or upon request by LS&Co., during the Term and the Termination Assistance Period (except with respect to “claims made” policies for which Supplier shall provide evidence of insurance for 3 years after the End Date). The insurance companies providing such insurance must have an A.M. Best rating of A-VIII or better and be licensed or authorized to conduct business in all states in which LS&Co. does business. LS&Co. shall have the right to require Supplier to obtain the insurance required under this Article 28 from another insurance carrier in the event that Supplier’s then current insurance carrier does not have an A.M. Best rating of A-VIII or better or is not licensed or authorized to conduct business in all states in which LS&Co. does business. All policies and certificates of insurance shall be written as primary policies with respect to Services performed and products supplied by Supplier and Supplier Agents and not written as policies contributing to, or to be used in excess of the LS&Co. insurance policies or any self-insurance program in which LS&Co. may participate with respect to such Services and products. The provisions of this Article 28 shall in no way limit the liability of Supplier. The obligations under this Article 28 are mandatory; failure of LS&Co. to request certificates of insurance or insurance policies shall not constitute a waiver of Supplier’s obligations and requirements to maintain the minimal coverage specified. Supplier shall maintain, in its files, evidence of all subcontractors’ insurance coverage.

28.2 Types and Amounts. During the Term and the Termination Assistance Period, and at its own cost and expense, Supplier shall, and shall cause all Supplier Agents to, obtain and maintain the following insurance coverage:

(a) Commercial General liability insurance covering all operations by or on behalf of LS&Co. and Supplier with a combined single annual aggregate limit of not less than [****]* and a limit of [****]* for each occurrence covering liability arising from premises, operation, independent contractors, products/completed operations, property (including loss of use thereof) personal injury, advertising injury and liability assumed under an insured contract.

(b) Professional liability insurance with a combined single annual aggregate limit of not less than [****]* and a limit of [****]* for each occurrence. Such insurance shall cover any and all errors, omissions or negligent acts in the delivery of Systems, Services, Software and/or Equipment under this Agreement. Such errors and omissions insurance shall include coverage for claims and losses with respect to network risks (such as data breaches, unauthorized access/use, unauthorized access to systems/data by third parties, virus transmission, failure to protect, or wrongful disclosure, of confidential or sensitive information, identity theft, invasion of privacy, damage/loss/theft of data, degradation, downtime, etc.) and intellectual property infringement, such as copyrights, trademarks, service marks and trade dress. The Professional Liability Insurance retroactive coverage date shall be no later than the Effective Date.

(c) Errors and Omission insurance in an amount not less than [****]* for each occurrence and in the aggregate.

(d) Umbrella/Excess Coverage with respect to Commercial General Liability insurance, Workers’ compensation insurance, and Automobile Liability insurance with a minimum combined single limit of [****]* for each occurrence and in the aggregate.

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(e) Workers’ compensation insurance and other insurance as required by statute in the state in which the work shall be performed. Coverage shall include Employers Liability with a limit not less than [****]* for each accident involving bodily injury, [****]* for bodily injury by disease for each employee and [****]* in the aggregate for bodily injury by disease.

(f) Automobile Liability insurance covering owned and unowned vehicles with a combined single limit of not less than [****]* for each occurrence. Such policy shall name LS&Co., LS&Co. Agents and Service Recipients as additional insured.

(g) All risk property insurance covering all risk of physical loss or damage, including as a result of flood or earthquake, for the replacement value of any LS&Co.-owned property and papers on Supplier’s premises.

(h) If Supplier purchases “claims made” insurance, all acts and omissions of Supplier and its representatives and agents, shall be, during the Term and the Termination Assistance Period, “continually covered” notwithstanding the termination of this Agreement. In order for the acts and omissions of Supplier and its representatives and agents to be “continually covered” there must be insurance coverage for the entire period commencing on or prior to the Effective Date of this Agreement and ending on the date that is at a minimum three years after the End Date. Such insurance must satisfy the liability coverage requirements provided for in this Agreement. Supplier acknowledges and agrees that the provisions of this Article 28 may require Supplier to purchase “tail insurance” if its coverage lapses or if Supplier changes insurance carriers, even after this Agreement is terminated.

28.3 Policy Requirements. LS&Co. and LS&Co. Agents shall be listed on all such insurance policies (except workers’ compensation insurance) obtained by Supplier and Supplier Agents as “Additional Insureds” up to the amount required of Supplier under this Agreement. Such policies shall expressly reference this Agreement with respect to LS&Co.’s status as “Additional Insured”. If a “claims made” policy is purchased, then Supplier shall also purchase adequate “tail coverage” for claims made against LS&Co. after such policy has lapsed or been canceled or this Agreement is no longer in effect. The provisions of Section 28.2 shall not be deemed to limit the liability of Supplier hereunder, or limit any rights that LS&Co. may have including, without limitation, rights of indemnity or contribution.

28.4 Risk of Loss. Supplier is responsible for the risk of loss of, or damage to, any property of LS&Co. in the possession or control of Supplier, unless such loss or damage was caused by the acts or omissions of LS&Co. or a LS&Co. Agent. Supplier is responsible for the risk of loss of, or damage to, any property of Supplier and Supplier Agents at a LS&Co. Location, unless such loss or damage was caused by the acts or omissions of LS&Co.

28.5 Subrogation. Supplier, on behalf of Supplier and Supplier’s insurers, waives subrogation against LS&Co. and its Affiliates under the insurance coverage maintained by Supplier pursuant to this Agreement for losses or claims arising out of the insured party’s acts or omissions. Evidence of such waiver reasonable satisfactory in form and substance to LS&Co. shall be exhibited on the Certificates of Insurance required by this Agreement.

29. MISCELLANEOUS PROVISIONS.

29.1 Assignment. Neither Party shall, without the consent of the other Party, assign this Agreement or any amounts payable pursuant to this Agreement, except that LS&Co. may assign this Agreement, in whole or in part, to: (a) an Affiliate or another entity or business unit of LS&Co.; or (b)

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pursuant to a Change in Control of LS&Co., a reorganization of LS&Co., or a transfer or sale of any business unit, line of business, product line, or substantial portion of its assets, without such consent. Upon LS&Co.’s assignment of this Agreement, LS&Co. shall be released from any obligation or liability under this Agreement. The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this Section 29.1 shall be void.

29.2 Notices. Wherever under this Agreement one Party is required to give notice to the other, such notice shall be deemed effective: (a) 3 calendar days after deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested; (b) 1 business day after deposit with a national overnight courier; (c) if given by email, that day such email is sent, provided confirmation of such notice is also sent by national overnight courier or delivered in person; or (d) upon delivery if delivered in person or by messenger, in each case, addressed to the following addresses (or such other address as either party may be notified of as described above):

For LS&Co.:	Attention: LS&Co. Governance Executive
Levi Strauss & Co.,
1155 Battery Street San Francisco, CA 94111

with copies to

Attention: Chief Financial Officer
Levi Strauss & Co.,
1155 Battery Street San Francisco, CA 94111

and

Attention: General Counsel
Levi Strauss & Co.,
1155 Battery Street San Francisco, CA 94111

For Supplier:	Attention: Head of Legal – Americas
Wipro Limited
2 Tower Center Boulevard, Suite 2200
East Brunswick, NJ
Email: generalcounsel.office@wipro.com

Either Party may change its address or facsimile number for notification purposes by giving the other Party 10 days’ notice of the new address or facsimile number and the date upon which it shall become effective.

29.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

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29.4 Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either LS&Co. or Supplier partners, joint venturers, principals, agents (except as expressly provided to permit Supplier to manage the Managed Agreements) or employees of the other. No officer, director, employee, agent, Affiliate or contractor retained by Supplier to perform work on LS&Co.’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of LS&Co. Neither Party shall have any right, power or authority, express or implied, to bind the other.

29.5 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

29.6 Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

29.7 Timing and Cumulative Remedies. No right or remedy herein conferred upon or reserved to either Party is exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

29.8 Entire Agreement. This Agreement and the Exhibits to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

29.9 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by, in the case of LS&Co., the LS&Co. Governance Executive, and in the case of Supplier, the Supplier Governance Executive.

29.10 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement shall survive termination or expiration of this Agreement and continue in full force and effect. Without limiting the foregoing, the terms of Sections 1, 12, 13, 15.1, 15.2, 15.3, 16.1, 18.4, 19, 20.3, 25, 26, 27 and 29 shall survive the expiration or termination of this Agreement.

29.11 Third Party Beneficiaries. Except with respect to Affiliates and Service Recipients and, with respect to Article 26, an Indemnified Party, each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

29.12 Governing Law and Venue. The rights and obligations of the parties under this Agreement shall be governed in all respects by the Laws of the United States and the State of California, without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction. Supplier agrees that it shall only bring any action or proceeding arising from or relating to this Agreement in the state and federal courts sitting and having jurisdiction in the City and County of San Francisco, California (and all appellate courts therefrom), and Supplier irrevocably submits to the personal jurisdiction and venue of any such court in any such action or proceeding or in any action or proceeding brought in such courts by LS&Co. Supplier further irrevocably consents to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to Supplier at its address designated pursuant to this Agreement, with such service of process to become effective 30 days after such mailing.

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29.13 Covenant of Further Assurances. LS&Co. and Supplier covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of LS&Co. and Supplier shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

29.14 Export. Supplier shall comply with all Export Controls, at its own expense and legal direction, and shall implement and maintain internal procedures to comply with Export Controls. Supplier shall obtain and maintain in effect all licenses, permits and authorizations required for the performance of its obligations hereunder and shall provide LS&Co. with all applicable information to enable LS&Co.’s compliance with all Export Controls, including providing applicable U.S. Export Control Classification Numbers and other information as LS&Co. may reasonably request. Supplier shall not access any LS&Co. Data from a country embargoed by the U.S. Without limit, Supplier shall not export or re-export any Software, personal computer system, part, technology, technical data, information or sub-elements under this Agreement (“Technical Data”), directly or indirectly, in violation of Export Controls, and, furthermore, shall not distribute Technical Data to any country, firm or person that is prohibited for export or re-export. Supplier agrees to notify LS&Co. of any Technical Data that it will provide to LS&Co. pursuant to this Agreement that is subject to control under applicable export regulations under any classification other than EAR99 (or its non-U.S. equivalent) and, in such event, shall: (a) identify the Export Controls (e.g. EAR or ITAR) and classifications (e.g. ECCN) applicable to such Technical Data, including any required third party licenses, consents or authorizations; (b) notify LS&Co. of such Export Controls; (c) obtain any such required third party licenses, consents or authorizations or, if and as requested by LS&Co., cooperate with and assist LS&Co. in obtaining such third party licenses, consents or authorizations; and (d) provide any copies of such licenses, consents or authorizations requested by LS&Co. to demonstrate compliance with the Export Controls.

29.15 Conflict of Interest. Supplier shall not pay any salaries, commissions, fees or make any payments or rebates to any employee or agent of LS&Co., or to any designee of such employee or agent, or favor any employee or agent of LS&Co., or any designee of such employee or agent, or otherwise provide any gifts, entertainment, services or goods to such employees or agents that are of a value in excess of that which is reasonable and customary in LS&Co.’s industry, which might unduly influence LS&Co.’s actions with respect to Supplier, which might embarrass LS&Co. if revealed publicly, or which might violate any Law (collectively, “Gratuities”). Supplier agrees that its obligation to LS&Co. under this Section 29.15 shall also be binding upon Supplier Agents. Supplier further agrees to insert the provisions of this Section 29.15 in each contract with a Supplier Agent. If LS&Co. has a reasonable cause to believe that Supplier has, before or after the Effective Date, provided any Gratuities in violation of this Section 29.15, LS&Co. may, upon notice to Supplier, terminate this Agreement, in whole or in part, without payment of any Termination Charge, as of the date specified by LS&Co. in its notice of termination.

29.16 Publicity. Supplier will not use or make any direct or implied reference to LS&Co.’s trade name, brands, or company logo in any manner whatsoever, except with the specific prior approval of LS&Co. in each instance. Supplier shall not make any statement, advertisement or publicity, nor issue any marketing letter disclosing the existence, terms or the subject matter of this Agreement without the specific prior approval of LS&Co.

29.17 LS&Co. Reporting Hotline. As of the Effective Date, LS&Co. maintains a reporting hotline for its vendors and other interested parties to anonymously report any matters free of discrimination or retaliation pertaining to: (a) accounting, auditing or other financial reporting irregularities; (b) unethical business conduct (including safety, environment, conflicts of interest, theft

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and fraud); or (c) violations of applicable Law. The reporting hotline may be accessed by telephone or by Internet. LS&Co. reserves the right to investigate all reports made to the hotline in compliance with applicable Laws or as it otherwise deems necessary in accordance with LS&Co.’s policies and procedures.

29.18 Language Requirements. Supplier shall provide any and all documentation or Services that Supplier is required to provide pursuant to this Agreement (including all training documentation) in English and, if required by LS&Co. in connection with LS&Co.’s business operations in regions where English is not the predominately-spoken language, or where the requirements of local law may require communications in certain languages in addition to English, in such other languages identified by LS&Co.

[The next page is the signature page.]

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IN WITNESS WHEREOF, each of LS&Co. and Supplier has caused this Agreement to be signed and delivered by its duly authorized representative.

Levi Strauss & Co.	Wipro Limited

Signature	Signature

Name	Name

Title	Title

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MASTER SERVICES AGREEMENT

BY AND BETWEEN

LEVI STRAUSS & CO.,

AND

WIPRO LIMITED

NOVEMBER 7, 2014

EXHIBIT 1

DEFINITIONS

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“ABAC Policy” has the meaning given in Section 4.5 of the Agreement.

“Acceptance Testing Period” has the meaning given in Exhibit 5.

“Actual RUs” has the meaning given in Exhibit 4.

“Additional Criteria” has the meaning given in Exhibit 3.

“Additional Resource Charge” or “ARC” has the meaning given in Exhibit 4.

“ARC Rate” has the meaning given in Exhibit 4.

“Affected Contractors” means those contractors of LS&Co. (or certain Affiliates) and LS&Co. Agents performing services related to the Services for LS&Co. (or certain Affiliates) prior to the Effective Date.

“Affected Employees” means those employees of LS&Co. (or certain Affiliates) and LS&Co. Agents performing services related to the Services for LS&Co. (or certain Affiliates) prior to the Effective Date.

“Affiliate” means, with respect to any entity, any other entity that now or in the future is Controlling, Controlled by, or under common Control with the entity, and in the case of LS&Co., includes any other entity that now or in the future: (a) is managed or operated by LS&Co., or (b) is owned through stock ownership by a shareholder of LS&Co.

“Agreement” has the meaning given in the Preamble of the Agreement.

“Annual Certification” has the meaning given in Section 4.5 of the Agreement.

“Annual Review” has the meaning given in Exhibit 5.

“Annual Productivity Gains” has the meaning given in Exhibit 4.

“Applicable Terms” means all terms of the Managed Agreements applicable to Supplier’s provision of the Services and Supplier’s use of the goods and services provided under the Managed Agreements.

“At Risk Amount” means for any month during the Term, [****]* percent of the Charges paid or payable by LS&Co. in such month.

“Assigned Agreements” has the meaning given in Exhibit 2.

“Assignment Date” has the meaning given in Exhibit 2.

“Auditors” has the meaning given in Section 18 of the Agreement.

“Background Technology” of a Party means all Intellectual Property that (a) is (i) owned or licensed by such Party or its Affiliates, or by third parties under contract to such Party or its Affiliates; and (ii) is in existence in electronic or written form on or prior to the Effective Date or (b) is developed, acquired, or licensed by such Party after the Effective Date independently of the work undertaken pursuant to the Agreement.

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“Base Charges” means the monthly charges associated with the Resource Baselines, which charges are subject to adjustment pursuant to ARCs and RRCs.

“Base Workforce” has the meaning given in Exhibit 4.

“Benchmark Results” means the final results of the Benchmarking Process delivered by the Benchmarker in a written report to LS&Co. and Supplier, including any supporting documentation requested by LS&Co. or Supplier to analyze the results of the Benchmarking Process.

“Benchmark Review Period” means the 30-day period following receipt by LS&Co. and Supplier of the Benchmark Results.

“Benchmarker” means a third party specified on Exhibit 11 that shall conduct the Benchmarking Process.

“Benchmarking Process” means the objective measurement and comparison process that measures the performance and cost to LS&Co. of the Services against the performance and cost of similar services in the industry.

“Benchmarking Report” has the meaning given in Section 17.3 of the Agreement.

“Benefits Services” means the benefit and related services set forth in Attachment 2.1.

“Billing Region” has the meaning given in Exhibit 4.

“Blocked Person” means any person or transaction: (a) named or listed by any Governmental Authority on a list maintained by such Governmental Authority as a known or suspected terrorist, terrorist organization, prohibited person or a special designated national; subject to any economic, trade, or transactional sanctions imposed by any Governmental Authority on a list maintained by such Governmental Authority; or (c) otherwise banned or blocked pursuant to any Law.

“Change Management Process” means the process and procedures applicable to all Changes, as such process is set forth in the Operations Manual.

“Change in Control” means any event or series of events that result directly or indirectly in a change in the management or Control of a Party. Without limiting the generality of the foregoing, the following shall be considered a Change in Control: the (a) consolidation or merger of a Party with or into any entity; (b) sale, transfer or other disposition of all or substantially all of the assets of a Party; or any change in the beneficial ownership of 20% or more (or such lesser percentage that constitutes Control) of the outstanding voting securities or other ownership interests of a Party.

“Change(s)” means any change to the Services, including change to the Software, Systems or Equipment used to provide the Services, if such change would alter in any material respect: (a) the functionality, performance standards or technical environment of the Software, Systems or Equipment used to provide the Services; (b) the manner in which the Services are provided; or (c) the composition of the Services.

“Chargeable Project Support” has the meaning given in Exhibit 4.

“Charges” means amounts payable by LS&Co. to Supplier pursuant to the Agreement.

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“Claimed Error” has the meaning given in Section 17.3 of the Agreement.

“Commencement Date” means, with respect to a Service Category or specified part thereof, the date on which Supplier assumes responsibility for the provision of the applicable Services, as such date is specified in the Transition Plan.

“Commissioned Materials” means any Software, associated Documentation, or other materials developed by or on behalf of Supplier and Supplier Agents: (a) pursuant to Article 6; (b) pursuant to specifications or other directions provided by LS&Co. or LS&Co. Agents, whether such specifications or directions are developed alone by such Parties or jointly with the Supplier (regardless of whether or not developed pursuant to Article 6); or (c) pursuant to a Project that is part of the Services; in each case whether developed independently or jointly with LS&Co. or LS&Co. Agents.

“Comparable Deals” has the meaning given in Section 17.1 of the Agreement.

“Confidential Information” of LS&Co. or Supplier means all information and documentation of LS&Co. and Supplier, respectively, whether disclosed to or accessed by LS&Co. or Supplier in connection with the Agreement, including: (a) with respect to LS&Co., all LS&Co. Data and all information of LS&Co. or its respective customers, suppliers, contractors and other third parties doing business with LS&Co., including (i) information regarding its business, projects, operations, finances, activities, affairs, research, development, products, technology, network architecture, internal procedures, business models, business plans, business processes, marketing and sales plans, customers, finances, personnel data, computer system and program designs, processing techniques and generated outputs, procurement processes or strategies or suppliers, and any LS&Co. ideas, trade secrets, inventions (whether or not patentable), patent applications, proposals, techniques, formulas, methods of operation and other intellectual property, and (ii) any information that LS&Co. is required by Law or company policy to maintain as confidential, including personnel and payroll records, and any other information that relates to or is about, an identified or identifiable person (including LS&Co. Personal Data); (b) with respect to LS&Co. and Supplier, the terms of the Agreement; and (c) any information developed by reference to or use of LS&Co.’s or Supplier’s Confidential Information; except that apart from LS&Co. Personal Data or to the extent otherwise provided by Law, the term “Confidential Information” shall not include information that: (w) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing Party’s proprietary rights; (x) is or becomes publicly known (other than through unauthorized disclosure); (y) is already known by the recipient at the time of disclosure (other than through unauthorized disclosure), as demonstrated by the recipient’s written records, and the recipient has no obligation of confidentiality other than pursuant to the Agreement or any confidentiality agreements between LS&Co. and Supplier entered into before the Effective Date; or (z) is rightfully received by a Party free of any obligation of confidentiality.

“Consumption Pricing” has the meaning given in Exhibit 4.

“Contract Change” means any change that would: (a) alter the cost of the Services to LS&Co.; or (b) modify any term or condition in the Agreement.

“Contract Change Log” has the meaning given in Exhibit 5.

“Contract Change Process” means the procedures and requirements set forth in Exhibit 5 applicable to a Contract Change.

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“Contract Change Request” has the meaning given in Exhibit 5.

“Contract Year” means one of a series of consecutive 12-month periods during the Term, the first of which begins on June 1, 2015.

“Contractor Facilitation Meeting” has the meaning given in Exhibit 5.

“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract, or otherwise.

“CPR” has the meaning given in Section 17.5 of the Agreement.

“Critical Deliverable” has the meaning given in Exhibit 2.

“Critical Service Level” means a Service Level for which a Service Level Credit may be payable. Critical Service Levels are identified as “critical” in Exhibit 3.

“Critical Service Level Failure” has the meaning given in Exhibit 3.

“Critical Transition Milestone” means any milestone in the Transition Plan designated as a “critical” milestone.

“Cure Plan” has the meaning given in Section 18.3(b) of the Agreement.

“Data Protection Laws” means all Laws regarding data protection, privacy, data security or the handling of information about individuals in any jurisdiction where the Services are provided or received or where any processing of Personal Data relating to the provision or receipt of the Services takes place.

“Data Protection Model Clauses” has the meaning given in Section 13.8 of the Agreement.

“Deadband” has the meaning given in Exhibit 4.

“Deliverable Credit” has the meaning given in Exhibit 2.

“Deliverable” has the meaning given in Exhibit 2.

“Derivative Works” means works based upon one or more preexisting works, or any other form in which work is recast, transformed, revised, adapted or otherwise changed.

“Disaster Recovery Plan” has the meaning given in Section 14.1 of the Agreement.

“Dispute” has the meaning given in Section 22.1 of the Agreement.

“Divested Entity” has the meaning given in Section 5.5(b) of the Agreement.

“Documentation” means, with respect to Software and tools, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software or tools.

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“EEA” had the meaning given in Section 13.3 of the Agreement.

“Effective Date” means November 7, 2014.

“End Date” means the last day of the Termination Assistance Period.

“Equipment” means computers and related equipment, including central processing units and other processors, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

“Executive Steering Committee” means a committee established by the Parties pursuant to Exhibit 5 with an equal number of members from LS&Co. and Supplier.

“Existing Performance” has the meaning given in Exhibit 3.

“Export Controls” means all export control and national security laws or regulations of the United States, other countries and all other applicable Governmental Authorities, including the United States Department of Commence Denial and Probation Orders and sanctions administered by the Office of Foreign Assets Control.

“Extension Period” means any extension by LS&Co. of the Initial Agreement Term in accordance with Section 2.2 of the Agreement.

“Fixed Fee” has the meaning given in Exhibit 4.

“Force Majeure Event” has the meaning given in Section 14.2 of the Agreement.

“FTE” has the meaning given in Exhibit 4.

“FTE Increment” has the meaning given in Exhibit 4.

“Government Officials” has the meaning given in Section 4.5 of the Agreement.

“Governmental Approvals” means all licenses, consents, permits, approvals and authorizations of any Governmental Authority, or any notice to any Governmental Authority, the granting of which is required by Law, including Regulatory Requirements, for the consummation and performance of the transactions contemplated by the Agreement or the provision of Services under the Agreement.

“Governmental Authority” means any Federal, state, municipal, local, territorial, or other governmental department, regulatory authority, or judicial or administrative body, whether domestic, foreign, or international.

“Gratuities” has the meaning given in Section 29.15 of the Agreement.

“Income Tax” means any tax on or measured by the net income of a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, gross receipts tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

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“Indemnified Party” has the meaning given in Section 26.4 of the Agreement.

“Indemnifying Party” has the meaning given in Section 26.4 of the Agreement.

“Individual Transition Managers” has the meaning given in Section 5.1 of the Agreement.

“Initial Agreement Expiration Date” means May 31, 2020.

“Initial Agreement Term” has the meaning given in Section 2.1 of the Agreement.

“Initial Review Period” has the meaning given in Exhibit 3.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in subsections (a) through (e) of this sentence.

“Intellectual Property” means all algorithms, APIs, apparatus, circuit designs and assemblies, Confidential Information, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, network configurations and architectures, procedures, processes, protocols, schematics, software code (in any form including source code and executable or object code), specifications, subroutines, techniques, tools, uniform resource identifiers, user interfaces, web sites, works of authorship, and other forms of technology and intellectual property.

“Interest” means the lesser of (a) the Wall Street Journal Prime Rate as published in the Wall Street Journal on the first business day of the month in which the undisputed amount was invoiced or (b) the maximum rate of interest allowed by Law.

“Issue” has the meaning given in Section 17.5 of the Agreement.

“Key Supplier Personnel” means the Supplier Governance Executive and such other members of the Supplier Staff designated as Key Supplier Personnel on Exhibit 13.

“Law” means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule, requirement or other binding restriction of or by any Governmental Authority, including any modified or supplemented version of the foregoing and any newly adopted Law replacing a previous Law.

“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

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“LS&Co.” has the meaning given in the preamble to the Agreement.

“LS&Co. Agents” means the employees, officers, directors, agents, contractors, personnel and representatives of LS&Co., other than Supplier and Supplier Agents, exercising any of LS&Co.’s rights or performing any of LS&Co.’s obligations under the Agreement.

“LS&Co. Agent NDA” has the meaning given in Section 18.6(d) of the Agreement.

“LS&Co. Change in Law” means a change in a Law applicable to LS&Co. and its business (i.e., LS&Co. would be liable to a Governmental Authority in the case of non-compliance with the Law) that affect the receipt of the Services, other than Supplier Change in Law.

“LS&Co. Competitor” means the companies identified as competitors of LS&Co. and listed on Exhibit 12, as such list of competitors of LS&Co. may be updated by LS&Co. from time to time upon notice to Supplier; except that LS&Co. may provide such a notice no more than once in each calendar quarter.

“LS&Co. Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow: (a) Supplier and Supplier Agents to use: (i) LS&Co.’s owned and leased assets; (ii) the services provided for the benefit of LS&Co. under LS&Co.’s third party services contracts; (iii) the LS&Co. Software; and (b) LS&Co. to assign the Assigned Agreements to Supplier and Supplier to manage and administer the Managed Agreements, if any, pursuant to the terms of the Agreement.

“LS&Co. Data” means: (a) all data and information (i) submitted or made available to Supplier or Supplier Agents by or on behalf of LS&Co.; (ii) obtained, developed or produced by Supplier or Supplier Agents in connection with the Agreement; or (iii) to which Supplier or Supplier Agents have access in connection with the provision of the Services; and (b) all derivatives of any of the foregoing. LS&Co. Data includes any LS&Co. Personal Data contained therein.

“LS&Co. Default Cure Period” has the meaning given in Section 23.4(b) of the Agreement.

“LS&Co. Default Notice” has the meaning given in Section 23.4(b) of the Agreement.

“LS&Co. Derivative Works” means any Derivative Works of LS&Co. Software or LS&Co. Background Technology and any associated Documentation developed by or on behalf of LS&Co., including where developed by Supplier or Supplier Agents.

“LS&Co. Equipment” has the meaning given in Section 7.2 of the Agreement.

“LS&Co. Global Lead” means, with respect to a particular Service Category, the individual LS&Co. personnel with overall responsibility for that Service Category on a global basis. For clarity, the LS&Co. Global Lead does not include any regional lead with respect to the applicable Service Category.

“LS&Co. Governance Executive” has the meaning given in Section 10.1 of the Agreement.

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“LS&Co. Governmental Approvals” means all Governmental Approvals that LS&Co. is required by Law to obtain, maintain, or provide, other than Supplier Governmental Approvals.

“LS&Co. Marks” has the meaning given in Section 12.8 of the Agreement.

“LS&Co.-Owned Materials” has the meaning given in Section 12.6 of the Agreement.

“LS&Co. Personal Data” means any LS&Co. Data which is Personal Data.

“LS&Co. Policies” means: (a) the policies and standards of LS&Co. applicable to the Services (such as LS&Co.’s Worldwide Code of Business Conduct, the ABAC Policy, the LS&Co. Terms of Engagement and policies covering information and physical security, professional conduct, health and safety, access to physical locations, access to and use of information systems) as may be made available to Supplier by LS&Co. from time to time, including any such policies and standards applicable at an individual LS&Co. Service Location; (b) the business control and information protection policies and standards as may be made available to Supplier by LS&Co. from time to time (including the Global Information Security Policies and Standards); (c) the policies and standards listed on Exhibit 9, as amended by LS&Co. from time to time; and (d) any related LS&Co. procedures that implement the policies and standards in clauses (a) through (c) (inclusive), as such procedures may be made available to Supplier by LS&Co. from time to time.

“LS&Co. Proprietary Software” means Software and any associated Documentation that is owned, acquired or developed by LS&Co. and used in connection with the provision of the Services.

“LS&Co. Service Location(s)” means the locations of LS&Co. at which Services are provided to LS&Co. by Supplier and Supplier Agents.

“LS&Co. Software” means the LS&Co. Proprietary Software, the LS&Co. Third Party Software, and the LS&Co. Derivative Works, collectively.

“LS&Co. Terms of Engagement” means LS&Co.’s Business Partner Terms of Engagement, as amended from time to time. At the Effective Date, LS&Co.’s Business Partner Terms of Engagement are included within LS&Co.’s Sustainability Guidebook.

“LS&Co. Third Party Contractors” has the meaning given in Section 5.6 of the Agreement.

“LS&Co. Third Party Software” means the Software and Documentation that is licensed or leased by LS&Co. from a third party and used in connection with the provision of the Services.

“LS&Co. Tools” has the meaning given in Exhibit 4.

“LS&Co. Transition Responsibility” has the meaning given in Section 5.1 of the Agreement.

“Malware” has the meaning given in Section 21.2(e) of the Agreement.

“Managed Agreement” has the meaning given in Exhibit 2.

“Managed Agreement Invoice” has the meaning given in Exhibit 2.

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“Materials” has the meaning specified in Section 21.2(c) of the Agreement.

“Measuring Tools” has the meaning given in Exhibit 3.

“Measurement Interval” has the meaning given in Exhibit 3.

“Milestone Amount” has the meaning given in Exhibit 4.

“Minimum Service Level” means the minimum level of performance for a Service Level as set forth in Exhibit 3.

“Monthly Workforce Charge” has the meaning given in Exhibit 4.

“New Entity” and “New Entities” has the meaning given in Section 5.5(a) of the Agreement.

“New Service” means any new service or significant change to the Services requested by LS&Co.: (a) that is materially different from the Services; (b) that requires materially different levels of effort or resources from Supplier; and (c) for which there is no current Resource Baseline or charging methodology. New Services shall not include (y) increases in the volume of Services, or (z) the disaggregation of an existing Service from a category of Services (or other functional service area).

“New Service Proposal” has the meaning given in Section 6.1 of the Agreement.

“Nonconformity” has the meaning given in Exhibit 5.

“Non-Critical Services” has the meaning given in Section 11.7 of the Agreement.

“Objection Notice” has the meaning given in Exhibit 3.

“Operations Manual” means the manual prepared by Supplier in accordance with the schedule set forth in the Transition Plan and the requirements in Exhibit 5 that contains the Change Management Process and related procedures that Supplier must follow in connection with changes to the Services, the Systems and LS&Co.’s technology environment.

“Overhead Functions” has the meaning given in Exhibit 4.

“Parties” means LS&Co. and Supplier, collectively.

“Party” means either LS&Co. or Supplier, as applicable.

“Pass-Through Expense” means a third party expense that the Parties have agreed shall be paid directly by LS&Co. without markup, commission or rebate and administered by the Supplier. All pass-through expenses are designated in Exhibit 4.

“Payment Based Milestone” has the meaning given in Exhibit 4.

“Performance Target” has the meaning given in Exhibit 3.

“Personnel Projection Matrix” has the meaning given in Exhibit 4.

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“Permitted Areas” has the meaning given in Section 7.3 of the Agreement.

“Permitted Parties” has the meaning given in Section 19.1 of the Agreement.

“Personal Data” means any (a) information or data which identifies or is capable of identifying an individual, or is otherwise defined as “personal information” or “personal data” by applicable Laws including: (i) an individual’s name, address, phone number, e-mail address, initials, social security number, ID number or credit card information; and (ii) information, data and materials, including demographic, medical and financial information, that relate to the past, present, or future physical or mental health or condition of an individual or the provision of health care to an individual, and (b) other information or data which relates to a living individual who can be identified from that information or data, or from that data and information and other data or information which is in the possession of, or is likely to come into the possession of, the data controller or a third party, and includes any expression of opinion about the individual and any indication of the intentions of the data controller or any other person in respect of the individual.

“Pricing Table” has the meaning given in Exhibit 4.

“Processing” means, in relation to information or data, obtaining, recording or holding the information or data or carrying out any operation or set of operations on the information or data, including organization, adaptation or alteration of the information or data; retrieval, consultation or use of the information or data; disclosure of the information or data by transmission, dissemination or otherwise making it available; or alignment, combination, blocking, erasure or destruction of the information or data, and “process / processes / processed” shall be interpreted accordingly.

“Process Improvement Team” has the meaning given in Exhibit 5.

“Productive Hours” has the meaning given in Exhibit 4.

“Project” means any discrete amount of work undertaken in accordance with Exhibit 2 that is not a Service, New Service or Change. Each Project must be carried out pursuant to the approval process in Exhibit 2 and the Operations Manual. In no event will any of the following activities be considered Projects for purposes of the Agreement: (a) any activity that is already within the scope of the Services; and (b) any activities that were not approved by LS&Co. pursuant to the Agreement.

“Rates” has the meaning given in Exhibit 4.

“Reduced Resource Credit” or “RRC” has the meaning given in Exhibit 4.

“Region” has the meaning given in Exhibit 3.

“Regional Service Delivery Manager” has the meaning given in Exhibit 5.

“Regulatory Requirements” means the Laws to which LS&Co. is required to submit, or voluntarily submits, from time to time.

“Relief Event” has the meaning given in Exhibit 3.

“Resource” has the meaning given in Exhibit 4.

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“Resource Baseline” has the meaning given in Exhibit 4.

“Resource Unit” or “RU” has the meaning given in Exhibit 4.

“RRC Rate” has the meaning given in Exhibit 4.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or any successor or similar Laws.

“Service Audit Standards” means the standards applicable to the provision of a service audit by a service auditor (e.g., a SOC Report), including any applicable auditing standards, including any modified or supplemented version of the foregoing and any newly adopted standard replacing a previous standard. At the Effective Date the applicable Service Audit Standards are the International Standard on Assurance Engagements No. 3402 and the Statement on Standards Attestation Engagements No. 16.

“Service Category” means a grouping of elements of the Services, as provided in Exhibit 2.

“Service Category Regional Tower Lead Committee” has the meaning given in Exhibit 5.

“Service Level” means a component of the Services that is measured in accordance with the criteria given in Exhibit 3.

“Service Level Credit” means an amount credited to LS&Co. as a result of a Service Level Failure.

“Service Level Definitions Document” has the meaning given in Exhibit 3.

“Service Level Failure” has the meaning given in Exhibit 3.

“Service Level Improvement Plan” has the meaning given in Exhibit 3.

“Service Level Report” has the meaning given in Exhibit 3.

“Service Location(s)” means any LS&Co. Service Location or Supplier Service Location, as applicable.

“Service Recipients” means LS&Co., LS&Co. Agents and customers, business partners, vendors and joint venture partners whose relationship with LS&Co. involves the use of or interaction with the Services, including LS&Co. Third Party Contractors (to the extent that such LS&Co. Third Party Contractors are performing services for LS&Co. and need access to LS&Co. systems).

“Service Tax” has the meaning given in Section 16.2 of the Agreement.

“Services” has the meaning given in Section 3.1 of the Agreement.

“SOC” has the meaning given in Section 18.3(a) of the Agreement.

“SOC Reports” has the meaning given in Section 18.3(a) of the Agreement.

“Software” means: (a) the source code and object code versions of any applications, operating system software, computer software languages, utilities, other computer programs, in whatever form or media, including the tangible media upon which the foregoing are recorded, together with all corrections, improvements, updates and releases thereof; (b) any software development and performance testing tools, and related know-how, methodologies, processes, technologies or algorithms; and (c) any Documentation related to any of the foregoing.

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“Spike Notice” has the meaning given in Exhibit 4.

“Standards” has the meaning given in Section 18.3(b) of the Agreement.

“Statement of Work” means the description of certain Services and Supplier obligations specified in Exhibit 2.

“Step-In Date” has the meaning given in Section 14.5 of the Agreement.

“Step-Out Date” has the meaning given in Section 14.5 of the Agreement.

“Step-Out Notice” has the meaning given in Section 14.5 of the Agreement.

“Step-Out Plan” has the meaning given in Section 14.5 of the Agreement.

“Stranded Costs” means: (a) the reasonable and actual severance cost incurred by Supplier to terminate dedicated (as of the time of the termination of the Agreement) Supplier Staff providing Services exclusively in the terminated Service Category whose employment with Supplier cannot reasonably be continued; provided that: (i) LS&Co. shall only be liable to reimburse termination benefits which Supplier is obligated to provide by applicable Law and/or by Supplier’s policies applicable to all employees of Supplier providing services similar to the Services; (ii) Supplier shall not be entitled to recover such expenses that are associated with any dedicated Supplier Staff transitioned to LS&Co. in connection with the termination of a Service Category; (iii) Supplier shall not be entitled to recover such expenses that are associated with any dedicated Supplier Staff that have been re-deployed at the effective date of termination; and (iv) Supplier shall not be entitled to recover such expenses to the extent that they exceed 2 calendar months of actual demonstrated salaries, and related expenses previously paid to such dedicated member of the Supplier Staff; (b) costs associated with early termination of third party service agreements exclusively dedicated to LS&Co. (at the time of the termination of the Agreement), to the extent that such third party service agreements cannot reasonably be redeployed; and (c) unamortized investments in tools, hardware, pre-paid software and other operations infrastructure used by Supplier primarily to provide the Services in the applicable Service Category (such investments to be amortized over a standard 36-month period with the exception of pre-paid software which will be amortized over no more than a 12-month period). In connection with the recovery of any Stranded Costs under the Agreement, Supplier shall submit a detailed estimate of the anticipated Stranded Costs, together with a description of the manner in which such expenses may be mitigated or reduced, within 30 days of the determination that such expenses will be payable under the Agreement. Stranded Costs to be recovered by Supplier shall be reduced to the extent LS&Co. or its designees assume financial obligations that Supplier would otherwise have incurred as a result of a termination of the Agreement by LS&Co. In addition, Supplier shall, in all cases, use all reasonable efforts to minimize the amount of any Stranded Costs.

“Substantial Change” has the meaning given in Exhibit 4.

“Substantial Workforce Change” has the meaning given in Exhibit 4.

“Successor” has the meaning given in Section 25.1 of the Agreement.

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“Supplier” has the meaning given in the preamble to the Agreement.

“Supplier Agents” means the employees, officers, directors, agents, contractors, personnel and representatives of Supplier performing any of Supplier’s obligations under the Agreement.

“Supplier Change in Law” means a change in a Law applicable to Supplier and Supplier’s business (i.e., Supplier would be liable to a Governmental Authority in the case of non-compliance with the Law) that affect the provision or receipt of the Services, together with any change in a Law that applies to LS&Co. as a result of the consummation of the transactions contemplated by the Agreement.

“Supplier Competitor” means those competitors specified on Exhibit 12.

“Supplier Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow: (a) Supplier and Supplier Agents to use: (i) the Supplier Software and Supplier tools, (ii) any assets owned or leased by Supplier; and (iii) any other Software or Equipment used in connection with the Services; (b) Supplier and Supplier Agents to: (i) use any third party services retained by Supplier to provide the Services during the Term and the Termination Assistance Period; and (ii) grant to LS&Co. the rights (including assignments of Intellectual Property Rights) in the LS&Co.-Owned Materials and other Intellectual Property transferred or licensed to LS&Co. hereunder; and (d) Supplier to fulfill its obligations under Article 25 of the Agreement.

“Supplier Default Cure Period” has the meaning given in Section 23.4(a) of the Agreement.

“Supplier Default Notice” has the meaning given in Section 23.4(a) of the Agreement.

“Supplier Delivery Processes” has the meaning given in Exhibit 5.

“Supplier Derivative Works” means Derivative Works of Supplier Software, Supplier Background Technology, and any associated Documentation developed by or on behalf of Supplier or Supplier Agents, excluding in all cases, Commissioned Materials.

“Supplier Equipment” means that Equipment leased or owned by Supplier and Supplier Agents that is used by Supplier and Supplier Agents to provide the Services.

“Supplier Global Lead” means, with respect to a particular Service Category, the individual Supplier Staff member with overall responsibility for that Service Category on a global basis. For clarity, the Supplier Global Lead does not include any regional lead with respect to the applicable Service Category.

“Supplier Governance Executive” has the meaning given in Section 10.2 of the Agreement.

“Supplier Governmental Approvals” means all Governmental Approvals that Supplier is required by Law to obtain, maintain, or provide, together with any Governmental Approvals that either Party is required by Law to obtain, maintain or provide as a result of the Agreement.

“Supplier Parent” means Wipro Limited, an India registered company with its head office in Bangalore.

“Supplier Proprietary Software” means the Software owned by or on behalf of Supplier and used in connection with the Services.

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“Supplier Service Location” means a location of Supplier or Supplier Agent approved by LS&Co. and listed on Exhibit 7.

“Supplier Software” means the Supplier Proprietary Software, the Supplier Third Party Software and the Supplier Derivative Works, collectively.

“Supplier Staff” means the personnel of Supplier and Supplier Agents who provide the Services.

“Supplier Third Party Software” means the Software and Documentation licensed, leased or otherwise obtained by Supplier from a third party that is used in connection with the Services or with any Supplier Software or LS&Co. Software.

“Supplier Tools” has the meaning given in Exhibit 4.

“Supplier Transition Director” has the meaning given in Section 5.1 of the Agreement.

“Systems” means the Software, tools and the Equipment, collectively, used in connection with the Services.

“Technical Data” has the meaning given in Section 29.14 of the Agreement.

“Term” means the Initial Agreement Term and any renewal terms agreed to by the Parties in accordance with Section 2.2 of the Agreement.

“Termination Assistance Period” means a period of time designated by LS&Co., commencing on a date designated by LS&Co., after LS&Co. has determined that there shall be a termination or expiration of the Agreement or any other cessation of all or any part of the Services (including due to a divestiture or partial termination by LS&Co.), in each case as requested by LS&Co. and continuing for up to 18 months after the last day of the Term, and which may be extended by LS&Co. for up to an additional 6 months, during which Supplier shall provide the Termination Assistance Services with respect to any part of the Services being terminated in accordance with Article 25 of the Agreement.

“Termination Assistance Services” means Supplier’s (and Supplier Agents’) provision of: (a) the Services (and any replacements thereof or substitutions therefore); (b) cooperation with LS&Co. and Successor as necessary to facilitate the smooth and orderly transition of the Services to Successor; (c) information relating to the number and function of each of the Supplier Staff; (d) subject to the approval of LS&Co., a plan for the smooth and orderly transition of the performance of the Services from Supplier to LS&Co. or Successor; (e) training for personnel of LS&Co. and/or Successor in the performance of the Services being transitioned to Successor; (f) access to the Supplier Staff so that LS&Co. or its designees may extend offers of employment to such staff; waivers of Section 11.8 of the Agreement with respect to Supplier Staff; waivers of any prohibitions in any employment agreements with such individuals that may restrict such individuals from accepting offers from LS&Co. or Successor; cooperation with Successors efforts to hire such staff, including not making counter offers; (g) information related to the Services that will assist LS&Co. in drafting requests for proposals relating to the Services, and cooperation with, and due diligence information for, recipients of such requests for proposals; and (h) other services requested by LS&Co. necessary to facilitate the transfer of Services.

“Termination Charge” has the meaning given in Section 24.1 of the Agreement.

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CONFIDENTIAL

EXECUTION VERSION

“Test” has the meaning given in Section 18.3(b) of the Agreement.

“Third Party Contracts” means: (a) the third party agreements, if any, that are assigned to Supplier in connection with the Agreement; and (b) and the Managed Agreements, collectively.

“Transition Charge” means a charge for the Transition Services. The Transition Charge is specified by Transition Milestone in Exhibit 8, with each such payment due and payable in accordance with the terms in Exhibit 4 and the Agreement.

“Transition Credit” means a credit applied against the Charges as a result of Supplier’s failure to meet a Transition Milestone, which credit is specified in the Transition Plan.

“Transition Milestones” means milestones, including Critical Transition Milestones, relating to Supplier’s obligations to complete certain Transition Services on certain dates in accordance with the Transition Plan. The Transition Milestones are specified in the Transition Plan.

“Transition Period” means the period after the Effective Date during which Supplier is providing Transition Services with respect to a portion of the Services (as such portion of the Services is identified in the Transition Plan) prior to the Commencement Date for such portion of such Services.

“Transition Plan” means the high-level transition plan set forth in Exhibit 8 and any more detailed transition plan developed by Supplier and approved by LS&Co. after the Effective Date.

“Transition Services” has the meaning given in Section 5.1 of the Agreement.

“Undertakings” has the meaning given in Exhibit 2.

“Unit Rate” has the meaning given in Exhibit 4.

“Use” means the right to use, execute, reproduce, perform, display, maintain, modify, enhance, create Derivative Works of, make and have made.

“Validated Average” has the meaning given in Exhibit 3.

“Validation Period” has the meaning given in Exhibit 3.

“Validation Service Level” has the meaning given in Exhibit 3.

“Volume Band” has the meaning given in Exhibit 4.

“Wave” has the meaning given in Exhibit 8.

“Weighting Factor” has the meaning given in Exhibit 3.

“Work Order” has the meaning given in Exhibit 2.

“Work Product” means any manuals, reports, diagrams, data models, schematics, training materials and similar items created by Supplier or Supplier Agents in the course of performing the Services.

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